UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
(Amend. No. 1)
TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PURAMED BIOSCIENCE INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-52771	20-5510104
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

1326 Schofield Avenue
Schofield, WI 54476
(715) 359-6373
(Address and telephone number of
registrant’s principal executive offices)

Puramed Bioscience Inc.
Attn: Russell W. Mitchell, CEO
1326 Schofield Avenue
Schofield, WI 54476
Tel.: (715) 359-6373
 (Name, address and telephone number of agent for service)

Copies of communications to:
Joseph M. Lucosky, Esq.
Lucosky Brookman LLP
33 Wood Avenue South, 6th Floor
Iselin, NJ 08830
Fax: (732) 395-4401

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated July 28, 2011

PURAMED BIOSCIENCE, INC.

1,622,486 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 1,622,486 shares of common stock, par value $0.001 per share, of Puramed Bioscience, Inc. (referred to herein as the “Company,” “Puramed,” or “we,” “us” or “our”) by the “Selling Stockholder,” Lincoln Park Capital Fund, LLC (“LPC”).  The prices at which LPC may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

The Selling Stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Our common stock is quoted on the OTCQB under the symbol “PMBS.”  The shares of our common stock registered hereunder are being offering for sale by the Selling Stockholder at prices established on the OTCQB during the term of this offering.  On August 10 , 2011, the closing sale price of our common stock was $0. 21 per share.  These prices will fluctuate based on the demand for our common stock.

Investing in the common stock involves a high degree of certain risks. See “Risk Factors” beginning on page 9.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities. This prospectus contains important information about us that you should read and consider carefully before you decide whether to invest in our common stock. If you have any questions regarding the information in this prospectus, please contact Russell W. Mitchell, our Chief Executive Officer, at: Puramed Bioscience Inc., 1326 Schofield Avenue, Schofield, WI 54476, or by phone at (715) 359-6373.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before investing in our common stock, you should read this entire prospectus carefully, especially the sections entitled “Risk Factors” beginning on page 9 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 25, as well our financial statements and related notes included elsewhere in this prospectus.  In this prospectus, the terms “Puramed,” “Company,” “we,” “us” and “our” refer to Puramed Bioscience, Inc.

Overview

We were incorporated in Minnesota on May 9, 2006, as a wholly-owned subsidiary of Wind Energy America, Inc. (formerly “Dotronix, Inc.”) for the purpose of engaging in the business of developing and marketing non-prescription over-the-counter healthcare products to remedy various ailments.

On April 12, 2007, Wind Energy America, Inc. affected a spin-off of PuraMed to shareholders of Wind Energy America, Inc. on a pro rata dividend basis of one common share of PuraMed for each five common shares of Wind Energy America, Inc. Since the April 12, 2007 effective date of the spin-off, PuraMed and Wind Energy America, Inc. have operated separately, with their respective managements, businesses, assets and capital structures being completely independent from each other. On February 22, 2008, the Company started the distribution process of common stock related to the spin-off.

We are now engaged in the business of developing and marketing a line of non-prescription medicinal or healthcare products to be marketed through various retail channels under the Lipigesic™ brand and trademark. In an effort to add continuity to all of the PuraMed Bioscience™ products the Company trademarked the brand name Lipigesic™. The Company has completed all product development and design packaging for its initial three products, LipiGesic™ M (Migraine), LipiGesic™ PM (Insomnia), and LipiGesic™ H(Tension Headache),) and commenced   commercial introduction of the LipiGesic™ M (Migraine) product to the marketplace in the fourth quarter of calendar 2009.

Product development and design packaging of all PuraMed products have been conducted entirely by the Company’s two principal officers, Russell Mitchell and James Higgins: Messrs. Mitchell and Higgins have extensive and lengthy experience in new product development and marketing of non-prescription medical products and nutritional supplements and the many varied promotional activities involved in their marketing rollouts. For example, Mitchell Health Technologies served as the master broker for the launch of Quigley Corp’s “Cold-Eeze” treatment for common colds, which within 18 months exceeded $70 million in annual wholesale revenues. The Company considers the long and successful professional involvement of its management team in our industry to be a valuable asset to draw upon to achieve the future growth and profitability anticipated by the Company.

The Company intends to enter the OTC healthcare products marketplace by employing “direct to consumer” marketing via a 2-minute Direct Response television commercial.  This initial effort will be followed by broad retail distribution through mainstream mass merchandisers, drug stores and food chains which is scheduled to begin in the third quarter of 2011. PuraMed is currently undergoing substantial activities directed toward its initial commercial launch of Lipigesic™ M Migraine product.

The Company also intends to continue to develop and grow its intellectual property portfolio which is expected to substantially enhance shareholder value. Our scientific team has gained positive results from its initial research and management, which we expect will assist us in the development of a new generation of botanically derived anti-inflammatory and pain management products with broad applications.

On January 4, 2011, the Company announced the completion of the manuscript of the clinical study of LipiGesic M as well as the submission to a top-ranked medical journal for peer review.  In an effort to maximize the potential for publication, the Company placed an embargo on the disclosure of the manuscript and any of the results of this study.  The Company added that the clinical study design was a double blind, placebo controlled, multi-site study measuring the effectiveness of LipiGesic M for the treatment of acute migraine attacks.

On April 6, 2011, the Company announced that the independent clinical study of LipiGesic™ M has been accepted for publication in a top-ranked medical journal.  The results were then published in the “Early View” section of the online edition of Headache, a top-tier medical journal of the American Headache Society, and is was published in the print edition of the journal in July 2011.

As of April 14, 2011, with the confirmation that our clinical study had been accepted for publication in a top tier medical journal, the Company has begun initiating contact with top national retail outlets in the drug, mass and food categories to introduce LipiGesic™ M and to secure shelf placement of our product.

Where You Can Find Us

Our principal executive office is located at 1326 Schofield Avenue, Schofield, WI 54476, and our telephone number is (715) 359-6373.  Our internet address is www.puramedbioscience.com.

The Offering

Common stock offered by Selling Stockholder	1,622,486 shares of common stock.

Common stock outstanding before the offering	19, 758,861 common shares as of August 10 , 2011.

Common stock outstanding after the offering	21,381,347 shares.

Use of proceeds
We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Stockholder.  However, we will receive proceeds from sale of our common stock under the Purchase Agreement.  The proceeds from the agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

OTCQB Symbol	PMBS.PK

On May 24, 2010, we executed a purchase agreement (the “Purchase Agreement”) and a registration rights agreement with LPC, pursuant to which we may sell to LPC up to $5,000,000 of our common stock.  Upon entering into the agreement, LPC purchased 200,000 shares of our common stock together with warrants to purchase 100,000 shares at an exercise price of $1.25 per share and warrants to purchase 100,000 shares at $1.75 per share, for total consideration of $100,000.   The warrants have a term of five years. Under the Purchase Agreement, we also have the right to sell to LPC up to an additional $4,900,000 of our common stock (the “Purchase Shares”) at our option as described below.  None of the 200,000 shares, warrants or shares underlying the warrants are included in this offering and the Company has no obligation to register any of these shares or warrants.

Pursuant to the registration rights agreement, we have filed a registration statement that includes this prospectus with the SEC covering the shares that may be issued to LPC under the Purchase Agreement.  We do not have the right to commence any additional sales of our shares to LPC until the SEC has declared effective the registration statement of which this Prospectus is a part.  Thereafter, over approximately 30 months, generally we have the right to direct LPC to purchase up to an additional $4,900,000 of our common stock in amounts up to $25,000 as often as every two business days under certain conditions. We can also accelerate the amount of our stock to be purchased under certain circumstances.  No sales of shares may occur below $0.25 per share.  The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.  We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business days’ notice.  We issued 150,000 shares of our stock to LPC as a commitment fee for entering into the agreement, which shares are not included in this offering, and we may issue up to 150,000 shares pro rata as LPC purchases the up to $4,900,000 of our stock as directed by us.

As of August 10 , 2011, there were 19,758,861 shares outstanding (including 9,388,202 shares held by non-affiliates), excluding the 1,622,486 shares offered by LPC pursuant to this Prospectus which we have not issued.  1,622,486 shares are offered hereby consisting of 1,475,240 Purchase Shares that we may sell to LPC and 147,246 shares that we may issue as a commitment fee pro rata as up to an additional $4,900,000 of our stock is purchased by LPC.  If all of the 1,622,486 shares offered by LPC hereby were issued and outstanding as of the date hereof, such shares would represent 7.59 % of the total common stock outstanding or 17.28 % of the non-affiliates shares outstanding, as adjusted.  The number of shares ultimately offered for sale by LPC is dependent upon the number of shares that we sell to LPC under the Purchase Agreement.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Company’s financial statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Operations

For the Years Ended June 30,
	2010	2009
Total Revenue	$32,176	$0
Loss from operations	$(1,301,829)	$(525,887)
Net loss	$(1,480,956)	$(525,001)
Net loss per common share (basic and diluted)	$(0.11)	$(0.05)
Weighted average common shares outstanding	12,896,790	9,788,741

For the Nine Months Ended March 31,
	2011	2010
Total Revenue	$6,384	$26,622
Loss from operations	$(745,182)	$(793,224)
Net loss	$(1,024,788)	$(858,218)
Net loss per common share (basic and diluted)	$(0.07)	$(0.07)
Weighted average common shares outstanding	$14,665,161	$12,692,248

Statement of Financial Position

For the Years Ended June 30,
	2010	2009
Cash and cash equivalents	$13,831	$38,670
Total assets	$277,076	$299,995
Working Capital	$(84,883)	$(84,260)
Long term debt	$176,177	$0
Stockholders’ equity ( deficit )	$(28,749)	$171,207

For the Nine Months Ended March 31,
	2011	2010
Cash and cash equivalents	$1,475	$93,844
Total assets	$243,983	$365,166
Working Capital	$(342,796)	$50,725
Long term debt	$278,677	$142,011
Stockholders’ equity ( deficit )	$(408,695)	$145,170

RISK FACTORS

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE OTHER FINANCIAL INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS WILL DEPEND UPON A NUMBER OF FACTORS BEYOND OUR CONTROL AND COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD LOOKING STATEMENTS. SOME OF THESE FACTORS ARE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

You should carefully consider the risks described below before purchasing our common stock.  Our most significant risks and uncertainties are described below; however, they are not the only risks we face.  If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the business of our common stock could decline, and you may lose all or part of your investment therein.  You should acquire shares of our common stock only if you can afford to lose your entire investment.

Our business and any investment in our securities involves many significant risks and our business, operating results and financial condition could be harmed seriously due to one or more of the following material risks. Any person evaluating our Company or its business should carefully consider these described risks and uncertainties as well as the other information and risks elsewhere in this annual report.

BECAUSE OF THE NATURE OF OUR BUSINESS, OUR SECURITIES ARE HIGHLY SPECULATIVE.

Our securities are speculative and involve a high degree of risk.  This is the first quarter that we stopped reporting as a Development Stage Company and began reporting as a smaller reporting company.  There is no assurance we will ever generate the revenue necessary to fully support our business operations. Any future profitability achieved from our business will be dependent upon realizing production and sales of our healthcare products in significant commercial quantities, which there is no assurance will ever happen.

WE HAVE LIMITED OPERATING HISTORY PRIMARILY INVOLVED IN PRODUCT DEVELOPMENT, AND WE HAVE JUST COMMENCED GENERATING COMMERCIAL REVENUES TO DATE.

Through March 31, 2011, we have experienced cumulative losses of $3,601,115, and we expect to continue to incur material losses until we produce and sell our healthcare products in sufficient volume to attain profitability, which there is no assurance will ever happen. Our operations are particularly subject to the many risks and uncertainties inherent in the start-up and early stages of a business enterprise without any commercial operating history. There can be no assurance that our business plan will prove successful.

IF WE ARE UNABLE TO OBTAIN SIGNIFICANT ADDITIONAL FINANCING AS NEEDED, OUR BUSINESS PLAN MOST LIKELY WILL BE UNSUCCESSFUL.

Our ability to succeed commercially will depend in large part on our being able to raise significant additional financing. Without significant additional financing from either debt or equity sources, we cannot implement our business plan to engage in commercial operations.  We have negative cash flow from our business and do not anticipate any positive cash flow until we have met our initial capitalization goal. Accordingly, we are completely dependent upon raising additional funding for our operations, which we plan to do through our available equity or debt sources.  There can be no assurance, however, that we will succeed in obtaining any material funding through either equity or debt sources.

OUR ABILITY TO GENERATE FUTURE REVENUES WILL DEPEND UPON A NUMBER OF FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

These factors include the rate of acceptance of our healthcare products, competitive pressure in our industry, effectiveness of our marketing structure, adapting to changing customer preferences, and general economic trends. We cannot forecast accurately what our revenues will be in future periods.  Our operations have been limited to designing and developing our products, establishing our initial marketing network, the initial commercializing of our LipiGesic™ M migraine product, obtaining suppliers for raw materials and packaging and outsourcing future production of our healthcare products. These past activities only provide a limited basis to assess our ability to succeed in commercializing our healthcare products.

WE HAVE LIMITED EXPERIENCE IN PRODUCING HEALTHCARE PRODUCTS.

Our products must be developed and produced to meet high quality standards in a cost-effective manner. Because of our lack of experience in production operations, we may have difficulty in timely producing of our products through outsourced subcontractors and vendors. Any material production delays could frustrate our marketing network and their customers and cause a negative perception of our Company and products. If we are unable to manufacture our products effectively in terms of quality, timing and cost, our ability to generate revenues and profits will be impaired.

WE WILL DEPEND UPON A LIMITED NUMBER OF OUTSIDE SUPPLIERS.

Our heavy reliance upon outside vendors and suppliers for our products involves risk factors such as limited control over prices, timely delivery and quality control. We have no written agreements to ensure continued product supply, and we currently are unable to determine whether our outside suppliers will be able to timely supply us with commercial production needs. Our inability to obtain timely delivery of quality materials, or our loss or interruption of services of our current suppliers, or any material increases in the cost of our components, could result in material production delays and reductions in our shipments to our customers, which could then seriously impair our ability to generate revenues.

WE WILL BE VERY DEPENDENT UPON OUR DISTRIBUTION NETWORK OF SALES REPRESENTATIVES.

We will depend heavily on our independent sales representatives to sell our products and promote our brand. If we fail to maintain our relationships with our sales representatives effectively, our business will be harmed seriously. Our sales representatives are not required to sell our products on an exclusive basis and also are not required to purchase any minimum quantity of PuraMed products. The failure of our marketing network to generate sales of our products and promote our brand effectively would impair our operations seriously.

WE WILL FACE SIGNIFICANT CHALLENGES IN OBTAINING MARKET ACCEPTANCE OF PURAMED PRODUCTS AND ESTABLISHING OUR PURAMED BRAND.

Our commercial success depends primarily on the acceptance of our products by consumers. Virtually all potential consumers of our products are not familiar with their use and have no knowledge of our brand.  Consumer acceptance of our products will depend on many factors including price, product effectiveness, product packaging, differentiation from competing products, establishing an effective brand image, and overcoming existing consumer loyalties to other brands.

OUR BUSINESS IS SUBSTANTIALLY DEPENDENT UPON OUR CURRENT EMPLOYEES AND OUR ABILITY TO ATTRACT, RECRUIT AND RETAIN ADDITIONAL KEY EMPLOYEES.

Our future success depends upon the efforts of our current executive officers and other key employees, and the loss of services of one or more of them could impair our growth materially. If we are unable to retain current employees, or hire and retain additional key personnel when needed, our business and operations would be adversely affected substantially.  We do not have any “key person” insurance covering any of our employees, and we also do not have any written employment agreements with a key employee.

INTRODUCTION OF NEW PRODUCTS BY OUR COMPETITORS COULD REDUCE THE DEMAND FOR OUR PRODUCTS MATERIALLY.

Products offered in our industry from time to time often change significantly due to product design and formulation advances or changing tastes of consumers. Our future success will be dependent materially on our ability to anticipate and respond to evolving industry changes. If we cannot introduce acceptable new products on a regular basis, or if our products fail to compete effectively with new products introduced by competitors, our business will suffer substantially.

OUR BUSINESS DEPENDS SUBSTANTIALLY ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, AND ANY MATERIAL FAILURE TO PROTECT THESE RIGHTS WOULD BE HARMFUL TO US.

The future growth and success of our business will depend substantially upon our ability to protect our trademarks, trade names, and any future patent right, and to preserve our trade secrets. We hold trademark rights, (including our logo design), for the use of our PuraMed Company name and the Lipigesic™ brand, and we have applied for certain patent rights. There is no assurance, however, that any future trademark, patent or other registration will result in a registered and protectable right.  Moreover, there is no assurance that competitors or other users of similar rights will not challenge our brands or future patent rights. If one or more challenges against us are successful, we could be forced to discontinue use of our brand or withdraw challenged products, which would then harm us seriously.

Although we expect to obtain additional trademark rights and various patents relating to our healthcare products, we are not relying heavily on any future registered rights we may receive, and we do not expect to receive any significant patent protection.  Rather, we will rely mainly upon trade secrets, proprietary know-how, and continuing technological innovation to compete in our market. There is no assurance that our competitors will not independently develop technologies or products equal to or similar to ours, or otherwise obtain access to our trade rights that could prevent, limit or interfere with our ability to produce and market our products. Third parties also could assert infringement claims against us in the future, causing us to incur costly litigation to protect and defend our intellectual property rights.  Moreover, if we are adjudged to infringe on any rights of others, we could suffer substantial damages and even discontinue offering our products. Any claim of infringement against us would involve substantial expenditures and divert the time and effort of our management materially.

WE MUST COMPLY WITH MANY GOVERNMENTAL REGULATIONS RELATING TO OUR PRODUCTS

Our business is governed by many federal and state regulations with respect to the production, sale and use of our healthcare products. Our failure to comply with any of these governmental regulations could delay introduction of products, subject us to governmental or judicial sanctions and penalties, and seriously impair our ability to generate revenues and achieve profitability.

WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK.

We have never paid or declared any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE AND FLUCTUATE SIGNIFICANTLY.

The trading of our common stock is on the over-the-counter (OTC) stock market, and stocks trading in the OTC market generally feature a high degree of volatility and relatively low volumes of trading. Public market prices for early stage companies such as ours have historically been very volatile due to many factors not affecting established companies. The market price of our common stock may fluctuate significantly, making it difficult for any investor to resell our common stock on reasonable terms.

Even though a public trading market for our securities has been initiated, there are no assurances it will become more active.  Unless an active public trading market is developed for our common stock, it will be difficult for our shareholders to sell our common stock at a reasonable price when they wish to make such sales.

OUR CURRENT MANAGEMENT TEAM OWNS APPROXIMATELY 37.23% OF OUR OUTSTANDING STOCK AND THUS MOST LIKELY CONTROLS OUR COMPANY AND THEY MAY MAKE MATERIAL DECISIONS WITH WHICH OTHER SHAREHOLDERS DISAGREE.

Our two executive officers, Messrs. Mitchell and Higgins, own 36.49% of our outstanding common stock, resulting in their most likely having the ability to control all transactions requiring shareholder approval, including the election and removal of directors, significant mergers or other business combinations, any significant acquisitions or dispositions of assets, and any changes in controls of our company.

ADDITIONAL SHARES OF OUR AUTHORIZED CAPITAL STOCK WHICH ARE ISSUED IN THE FUTURE WILL DECREASE EQUITY OWNERSHIP PERCENTAGES OF EXISTING SHAREHOLDERS, COULD ALSO BE DILUTIVE TO EXISTING SHAREHOLDERS, AND COULD DELAY OR PREVENT A CHANGE OF CONTROL OF OUR COMPANY.

We are authorized to issue up to 45,000,000 shares of common stock, and our Board of Directors has the sole authority to issue unissued authorized stock without further shareholder approval. To the extent that additional common shares are issued in the future, they will decrease existing shareholders’ percentage equity ownership and, depending upon the prices at which they are issued, could be dilutive to existing shareholders.

Issuance of additional common shares also could have the effect of delaying or preventing a change of control of our company without requiring any action of our shareholders, particularly if such shares are used to dilute the stock ownership or voting rights of a person seeking control of our company.

THE SALE OF OUR COMMON STOCK TO LPC MAY CAUSE DILUTION AND THE SALE OF THE SHARES OF COMMON STOCK ACQUIRED BY LPC COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

In connection with entering into the agreement, we authorized the sale or issuance to LPC of up to 1,622,486 shares of our common stock.  The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the agreement. The purchase price for the common stock to be sold to LPC pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. All 1,622,486 shares registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 16 months from the date of this prospectus.  Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline.  We can elect to direct purchases in our sole discretion but no sales may occur if the price of our common stock is below $0.25 and therefore, LPC may ultimately purchase all, some or none of the 1,622,486 shares of common stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares.  Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock.  The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

THE MARKET PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE.

The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by the Company, including LPC pursuant to this prospectus and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares

BECAUSE OUR STOCK IS CONSIDERED TO BE A “PENNY STOCK,” YOUR ABILITY TO SELL YOUR STOCK MAY BE LIMITED.

The Penny Stock Act of 1990 requires specific disclosure to be made available in connection with trades in the stock of companies defined as “penny stocks.” The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. If an exception is unavailable, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risk associated therewith as well as the written consent of the purchaser of such security prior to engaging in a penny stock transaction. The regulations on penny stock may limit the ability of the purchasers of our securities to sell their securities in the secondary marketplace. For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person’s account for transactions in penny stocks; and

•
That the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

o	Sets forth the basis on which the broker or dealer made the suitability determination; and

o	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statement that are not purely historical and that are “forward-looking statements.”  Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition and results of operations.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder.  We will receive no proceeds from the sale of shares of common stock in this offering.  However, we may receive proceeds up to $5,000,000 under the Purchase Agreement.  Any proceeds from LPC we receive under the Purchase Agreement will be used for working capital and general corporate purposes.

THE TRANSACTION

General

On May 24, 2010, we executed a purchase agreement (the “Purchase Agreement”) and a registration rights agreement with LPC, pursuant to which we may sell to LPC up to $5,000,000 of our common stock.  Upon entering into the agreement, LPC purchased (i) 200,000 shares of our common stock; (ii) warrants to purchase 100,000 shares of our common stock at an exercise price of $1.25; and (iii) 100,000 warrants to purchase shares of our common stock at an exercise price of $1.75, for a total purchase price of $100,000. The warrants have a term of five years. Under the Purchase Agreement, we also have the right to sell to LPC up to an additional $4,900,000 of our common stock (the “Purchase Shares”), at our option as described below.  None of the 200,000 shares, warrants or shares underlying the warrants are included in this offering and the Company has no obligation to register any of these shares or warrants.

Pursuant to the registration rights agreement, we have filed a registration statement that includes this prospectus with the SEC covering the shares that may be issued to LPC under the Purchase Agreement.  We do not have the right to commence any additional sales of our shares to LPC until the SEC has declared effective the registration statement of which this Prospectus is a part.  Thereafter, over approximately 30 months, generally we have the right to direct LPC to purchase up to an additional $4,900,000 of our common stock in amounts up to $25,000 as often as every two business days under certain conditions. We can also accelerate the amount of our stock to be purchased under certain circumstances.  No sales of shares may occur below $0.25 per share.  The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.  We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice.  We issued 150,000 shares of our stock to LPC as a commitment fee for entering into the agreement, which shares are not included in this offering, and we may issue up to 150,000 shares pro rata as LPC purchases the up to $4,900,000 of our stock as directed by us.

As of August 10, 2011, there were 19,758,861 shares outstanding (including 9,388,202 shares held by non-affiliates), excluding the 1,622,486 shares offered by LPC pursuant to this Prospectus which we have not issued.  1,622,486 shares are offered hereby consisting of 1,475,240 Purchase Shares that we may sell to LPC and 147,246 shares that we may issue as a commitment fee pro rata as up to an additional $4,900,000 of our stock is purchased by LPC.  If all of the 1,622,486 shares offered by LPC hereby were issued and outstanding as of the date hereof, such shares would represent 7.59% of the total common stock outstanding or 17.28% of the non-affiliates shares outstanding, as adjusted.  The number of shares ultimately offered for sale by LPC is dependent upon the number of shares that we sell to LPC under the Purchase Agreement.

Purchase of Shares Under The Purchase Agreement

Under the Purchase Agreement, on any business day selected by us and as often as every two business days, we may direct LPC to purchase up to $25,000 of our common stock.  The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by LPC.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price.

In addition to purchases of up to $25,000, we may direct LPC as often as every two business days to purchase up to $50,000 of our common stock provided on the purchase date our share price is not below $1.00 per share.  We may increase this amount:  up to $100,000 of our common stock provided on the purchase date our share price is not below $1.50 per share; up to $250,000 of our common stock provided on the purchase date our share price is not below $2.50 per share; up to $500,000 of our common stock provided on the purchase date our share price is not below $5.00 per share.  The price at which LPC would purchase these accelerated amounts of our stock will be the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the lowest purchase price (as described above) during the previous ten (10) business days prior to the purchase date.

Minimum Purchase Price

Under the Purchase Agreement, we have set a minimum purchase price (“floor price”) of $0.25.  However, LPC shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price would be less than the floor price. Specifically, LPC shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $0.25.

Events of Default

Generally, LPC may terminate the Purchase Agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

•
the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to LPC for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three (3) consecutive business days;

•
the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange or the NYSE AMEX;

•	the transfer agent’s failure for five (5) business days to issue to LPC shares of our common stock which LPC is entitled to under the Purchase Agreement;

•
any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five (5) business days;

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•	a material adverse change in our business.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to LPC terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by LPC

LPC has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 1,622,486 shares registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to sixteen (16) months from the date of this prospectus.  The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.  LPC may ultimately purchase all, some or none of the 1,622,486 shares of common stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the agreement, we authorized the sale to LPC of up to 1,475,240 shares of our common stock exclusive of the 147,246 commitment shares issued that are not part of this offering and the 147,246 commitment shares that may be issued that are part of this offering.  We will sell no more than 1,475,240 shares to LPC under the Purchase Agreement all of which are included in this offering. We have the right to terminate the agreement without any payment or liability to LPC at any time, including in the event that all $5,000,000 is sold to LPC under the Purchase Agreement.  The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the agreement.  The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares at varying purchase prices:

Assumed Average Purchase Price	Number of Shares to be Issued if Full Purchase	Percentage of Outstanding Shares After Giving Effect to the Issuance to LPC (1)	Proceeds from the Sale of Shares to LPC Under the Purchase Agreement

$0.25 (2)	1,688,388	7.90%	$ 512,500

$0.50	1,675,255	7.96%	$ 925,000

$1.00	1,700,510	8.07%	$ 1,750,000

$1.50	1,725,765	8.18%	$ 2,575,000

$2.00	1,751,020	8.29%	$ 3,400,000

$2.50	1,776,276	8.40%	$4,225,000

(1)
The denominator is based on 19,368,643 shares outstanding as of July 27, 2011, less 377,514 shares previously purchased including prorated commitment shares by LPC and included in the adjacent column, and the number of shares set forth in the adjacent column which includes 377,514 shares already issued and the additional commitment fee issued pro rata as up to $4,900,000 of our stock is purchased by LPC. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(2)	Under the Purchase Agreement the Company may not sell and LPC cannot purchase any shares in the event the price of our stock is below $0.25.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder.  Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.  The selling stockholder may elect to sell none, some or all of the shares offered under this prospectus and we cannot estimate the number of shares of common stock that the selling stockholder will beneficially own after termination of sales under this prospectus.  For purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

Selling Stockholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering		Shares to be Sold in the Offering Assuming The Company Issues The Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After Offering

Lincoln Park Capital Fund, LLC (1)	324,572	(2)	1.64	% (2)	1,622,486	1.52%

(1)
Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of common stock owned by LPC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this Prospectus.

(2)
524,760 shares of our common stock have been previously acquired by LPC under the Purchase Agreement, consisting of 374,760 shares purchased by LPC and 150,000 shares we issued to LPC as a commitment fee.  An additional 15,000 shares were issued to LPC upon entering into the Purchase Agreement.  Warrants to acquire 200,000 shares of our common stock have been acquired by LPC and LPC disclaims beneficial ownership of the shares underlying such warrants. None of the shares beneficially owned before the offering are included in the offering.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park Capital Fund, LLC, the selling stockholder.  The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

LPC is an “underwriter” within the meaning of the Securities Act.

Neither we nor LPC can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between LPC, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  We have also agreed to indemnify LPC and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised LPC that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by LPC.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate number of 50,000,000 shares of capital stock, of which 45,000,000 shares are common stock, $0.001 par value per share, and 5,000,000 shares are preferred stock, $0.001 par value per share.

Preferred Stock

The Board of Directors is empowered to designate and issue from time to time one or more classes or series of preferred stock and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of the Company’s capital shares or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.  We currently do not have any preferred stock issued and outstanding.

Common Stock

We are authorized to issue 45,000,000 shares of common stock, par value $0.001 per share, of which 19,368,643 shares were outstanding as of July 27, 2011.

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of our common stock do not have cumulative voting rights,  which means that the holders of a  majority  of the  shareholder  votes  eligible  to vote and voting for the election  of the board of directors can elect all members  of the board of directors. Holders of a majority of the issued and outstanding shares of common stock may take action by written consent without a meeting.

Upon any liquidation,  dissolution  or winding up, holders of shares of  our common stock are entitled to receive pro rata all of our assets available for distribution to shareholders. Holders of our common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities.

Options, Warrants and Convertible Notes

On November 13, 2009, the Company issued a convertible bond payable for $500,000.  The bond has an interest rate of 8% due monthly and matures in three years (11/13/2012).  The note was also issued with 75,000 warrants to purchase a share of common stock per warrant at $0.75.

The note is convertible immediately through maturity at $1.00 per share or 500,000 shares of common stock, which created a beneficial conversion feature.  The amount of the beneficial conversion feature was recorded as a discount and will be accreted over the life of the debt.

The warrants issued in conjunction with this note have a three year term, includes a cashless exercise option and are exercisable at $0.75 per share.  The Company performed a valuation of these warrants using the Black-Scholes model, which resulted in a valuation of $104,999.  The following assumptions were used: market price of $1.40, exercise price of $0.75, term of 3 years, interest rate of 1.02%, a dividend rate of 0% and volatility of 510.49%.

Dividend

Holders of record of shares of our common stock are entitled to receive dividends when and if declared by the board of directors. As of the date hereof, we have not paid cash dividends on our common stock. Holders of our common stock are entitled to receive such dividends as may be declared and paid from time to time by the board of directors out of funds legally available.  We intend to retain any earnings for the operation and expansion of our future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, our financial condition and such other factors as the board of directors may consider.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Child, Van Wagoner & Bradshaw, PLLC to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Lucosky Brookman LLP.

DESCRIPTION OF BUSINESS

Background

PuraMed BioScience, Inc. (“PuraMed” or the “Company”) was incorporated in Minnesota on May 9, 2006 as a wholly-owned subsidiary of Wind Energy America, Inc. (formerly “Dotronix, Inc.”) for the purpose of engaging in the business of developing and marketing non-prescription over-the-counter healthcare products to remedy various ailments.

In late 2006, PuraMed’s former parent company decided to spin off its PuraMed subsidiary and related healthcare products business. Accordingly, on April 12, 2007, Wind Energy America, Inc. affected a spin-off of PuraMed to shareholders of Wind Energy America, Inc. on a pro rata dividend basis of one common share of PuraMed for each five common shares of Wind Energy America, Inc. Since the April 12, 2007 effective date of the spin-off, PuraMed and Wind Energy America, Inc. have operated separately, with their respective managements, businesses, assets and capital structures being completely independent from each other.

Detailed information regarding this spin-off of PuraMed from Wind Energy America, Inc. (formerly Dotronix, Inc.) is contained in a Form 8-K and exhibit thereto which were filed with the SEC April 10, 2007, and can be readily accessed at the SEC website www.sec.gov.

Overview of Business

The Company is engaged in the business of developing and marketing a line of non-prescription medicinal or healthcare products to be marketed through various retail channels under the Lipigesic™ brand and trademark. In an effort to add continuity to all of the PuraMed Bioscience™ products, the Company trademarked the brand name Lipigesic™. The Company has recently completed all product development and design packaging for its initial three products, LipiGesic™ M (Migraine), LipiGesic™ PM (Insomnia), and LipiGesic™ H (Tension Headache), and began their commercial introduction to the marketplace in the fourth quarter of calendar 2009.

Product development and design packaging of all PuraMed products have been conducted entirely by the Company’s two principal officers, Russell Mitchell and James Higgins.  Messrs. Mitchell and Higgins have extensive and lengthy experience in new product development and marketing of non-prescription medical products and nutritional supplements and the many varied promotional activities involved in their marketing rollouts. For example, Mitchell Health Technologies served as the master broker for the launch of Quigley Corp’s “Cold-Eeze” treatment for common colds, which within 18 months exceeded $70 million in annual wholesale revenues. The Company considers the long and successful professional involvement of its management team in our industry to be a valuable asset to draw upon to achieve the future growth and profitability anticipated by the Company.

The Company intends to enter the OTC healthcare products marketplace by employing “direct to consumer” marketing via television commercials and print articles followed by broad retail distribution through mainstream drug store chains, mass merchandisers, and food chains. PuraMed is currently undergoing substantial activities directed toward its initial commercial launch of Lipigesic™ brand products.  In addition to the direct response advertising campaign, PuraMed is now preparing its public relations effort utilizing it clinical evidence.  In addition to a strong consumer emphasis, this program will have a major component that promotes our Lipigesic™ M product directly to the medical professionals who treat headaches.

The Company also intends to continue to develop and grow its intellectual property portfolio which is expected to substantially enhance shareholder value. Our scientific team has gained significant and exciting evidence from its initial research and management, which we expect will assist us in the development of a new generation of botanically derived anti-inflammatory and pain management products with broad applications.

On January 4, 2011, the Company announced the completion of the manuscript of the clinical study of LipiGesic M as well as the submission to a top-ranked medical journal for peer review.  In an effort to maximize the potential for publication, the Company placed an embargo on the disclosure of the manuscript or any of the results of this study.  The Company added that the clinical study design was a double blind, placebo controlled, multi-site study measuring the effectiveness of LipiGesic M for the treatment of acute migraine attacks.

On April 6, 2011, the Company announced that the independent clinical study of LipiGesic™ M has been accepted for publication in a top-ranked medical journal.  The results were then published in the “Early View” section of the online edition of Headache, a top-tier medical journal of the American Headache Society.  It was also published in the print edition of the journal in July 2011.

As of April 14, 2011, with the confirmation that our clinical study had been accepted for publication in a top tier medical journal, the Company has begun initiating contact with top national retail outlets in the drug, mass and food categories to introduce LipiGesic™ M and to secure shelf placement of our product.

Corporate Contact Data

The address of the Company in suburban Wausau, Wisconsin is 1326 Schofield Avenue, Schofield, WI 54476; its telephone number is (715) 359-6373; and its website address is www.puramedbioscience.com.

LipiGesic™ M

Lipigesic™ M provides acute relief from migraine headaches, and contains the herbs feverfew and ginger as principal ingredients. PuraMed believes that its specific formulation of these herbs for its migraine remedy is unique and proprietary, providing relief from these severe headaches in minutes. The Company believes it will capture a material segment of the huge migraine headache remedy market. We believe that Americans spend in excess of $6 billion annually on headache pain relievers, and that over half of sufferers of migraine headaches rely exclusively on non-prescription medications.

We believe that at least 50 million Americans suffer from chronic migraine headaches with over 20 million of them having “severe” migraine conditions. Thus migraine headaches constitute a severe and disabling condition for millions of people. We further believe that the economic burden alone to the U.S. economy is in excess of $20 billion annually.

Lipigesic™ M is effective, available as a non-prescription remedy, without any known side effects, and at a significantly lower cost compared to more expensive prescription migraine drugs.

Lipigesic™ PM

Lipigesic™ PM is a new class of non-prescription sleep aid without any known side effects, and contains a proprietary blend of natural ingredients including Valerian, St. John’s Wort, and Chamomile. We believe that the proprietary blend of these ingredients provides an effective remedy for insomnia and other sleep disorders. The non-prescription sleep aid market features products based on antihistamines which are designed to treat allergies.

Accordingly, the Lipigesic™ PM product provides a wide open market opportunity for an effective, natural alternative to prescription medications, which are somewhat addictive and often cause withdrawal symptoms and other side effects. We have priced Lipigesic™ PM as a premium sleep aid product, which provides us with a projected gross margin of approximately 80%. This large margin should leave us substantial room for ample introductory promotion, product allowances and other incentives conducive to achieving rapid market penetration.

Similar to the migraine remedy market, the market for sleep aid products represents a very large segment of the overall healthcare products marketplace. We believe that over half of all adults in the U.S. suffer from sleep disorders, and that many of them experience persistent insomnia. The National Center on Sleep Disorders has reported that there are as many as 70 million problem sleepers in the U.S. with many of them suffering from chronic sleep disorders. We believe that insomnia is second only to pain as a healthcare complaint.

Lipigesic™ H

LipiGesic™ H provides relief for tension-type headaches which affect up to 90% of Americans at some point in their lives. LipiGesic™ H is a unique sublingually delivered formulation utilizing acetylsalicylic acid and St. John’s Wort.

The combination of these two ingredients provides for not only pain relief but, also relief from the anxiety that often exacerbates that pain. Current non-prescription tension headache pills often take up to an hour to begin working and they often exhibit unwanted and dangerous side effects including stomach damage, liver damage and rebound headaches. Prescription formulations often list even more dangerous side effects and are significantly more expensive.

Due to the use of sublingual delivery, the LipiGesic™ H formulation can provide a safer, faster acting alternative while also dramatically reducing the potential for harmful side effects. LipiGesic™ H will offer the hundreds of millions of Americans who suffer from tension type headaches relief that is superior while also lowering their cost and risks of harmful side effects.

Future Lipigesic™ Products

We have completed development of additional non-prescription products, which we intend to launch commercially over the next couple years after establishing a solid market for our initial two products. These other PuraMed products include:

Lipigesic™ Smoker’s Pal – provides relief from the symptoms associated with nicotine withdrawal with the added benefit of an appetite suppressant.

Lipigesic™ RLS – provides relief of problematic leg cramps associated with Restless Leg Syndrome (RLS) affecting a large segment of the population in the U.S.

Lipigesic™ GI – provides relief of symptoms associated with nighttime reflux disorders.

Lipigesic™ CS – provides fast relief for canker sore outbreaks.

When introduced commercially, these other products will be packaged and branded much like the initial Lipigesic™ products, since we intend to devote substantial efforts and resources toward gaining a favorable and consistent brand and packaging for all PuraMed products to attempt to make them instantly recognizable on retail store shelves.

Sublingual Delivery System

The Lipigesic™ M, Lipigesic™ PM and Lipigesic™ H are non-prescription, liquid medications that will be absorbed under-the tongue known as “sublingual.” The use of sublingual delivery provides fast relief for whatever ailment or condition is being treated. Unlike the majority of pills and medications absorbed through the stomach directly, PuraMed products are placed and absorbed directly under the tongue. Advantages of sublingual dispensing of drugs and medications include faster acting absorption for quick relief, improved efficacy, less stomach upset, and fewer side effects.

PuraMed has secured reliable contract manufacturers to produce and package PuraMed medications in easy-to-use, sublingual dispensers. These selected contractors are experienced in the production and packaging of this type of dispenser. PuraMed believes that its benchmark use of sublingual dispensers will distinguish its products favorably in comparison to most competing OTC products now in the marketplace.

Regulation of PuraMed Products

Unlike prescription drugs or medications, non-prescription healthcare remedies such as PuraMed products do not require FDA approval prior to entering the market. They are nonetheless subject to substantial FDA and other federal regulations governing their use, labeling, advertising, manufacturing and ingredients. PuraMed believes that its current and proposed development, formulation, marketing and other practices and procedures will comply fully with all governmental regulations applicable to PuraMed Products.

Business Structure

PuraMed will function primarily as a research and development, marketing and sales organization. Product manufacturing, packaging, product fulfillment and other operations will be outsourced to experienced and reliable third parties through contracts controlled by PuraMed. PuraMed believes this structure will reduce significantly the production costs and manufacturing time related to making the product commercially available.  The second quarter of calendar year 2010 (June 30, 2010) marks the first quarter that PuraMed stopped reporting as a Developmental Stage Company.  With the commercial launch of our LipiGesic™ M migraine product we are now reporting as a Smaller Reporting Company.

Product Manufacturing

Production and packaging of PuraMed products will be outsourced to various contract manufacturers known by PuraMed’s management from prior substantial business and contract dealings. Due to the business and contacts developed by PuraMed management over the past years with leading contract manufacturers, PuraMed is convinced it can obtain professional and timely production, packaging and delivery of all PuraMed products.

Sales and Marketing

PuraMed intends to launch its initial three products commercially through the following three-phase process:

Phase One Rollout: Direct Response. PuraMed utilized a 60- and 120-second Direct Response Television commercial to introduce its migraine product marketed under our LipiGesic™ M brand name to the American consumer. PuraMed started the testing phase of the commercial in December 2009. After refining the initial message we anticipate a nationwide roll-out of the commercial will follow. To that end PuraMed has engaged Consumer Marketing Directive as our strategic advisor.  CMD offers a broad range of campaign management services that encompasses all aspects of direct to consumer advertising. PuraMed will also employ website and toll-free telephone access in conjunction with its TV direct response campaigns. PuraMed will also begin a nationwide direct response print campaign that will begin Mid-September 2010.  PuraMed has commenced its Phase One Rollout.

Phase Two Rollout: Retail Drugstores. PuraMed expects to develop substantial product sales and a defined customer base from its direct response marketing phase.  It will then begin marketing through approximately 18,000 retail drugstores already targeted by PuraMed, including Walgreens, Rite Aid, CVS and others. Due to PuraMed’s management having extensive and good relationships with targeted retail outlets for PuraMed products, PuraMed believes it has the ability to place its products on the shelf in all its targeted retail outlets.  The company will also leverage its clinical study results with the medical community. A sampling program for our LipiGesic M migraine product coupled with detailed product information is being initiated and aimed at health professionals in an effort to bring market awareness to our product.

Phase Three Rollout: Further Retail Outlets. A few months after beginning the Phase Two Rollout, PuraMed will launch Phase Three which will consist of placing PuraMed products in a further approximately 21,000 targeted retail outlets including mass merchandisers such as Wal-Mart and Target, food store chains such as SuperValu, Kroger and Safeway, and additional well-known regional drugstores.

PuraMed has selected its targeted retailers according to various material criteria, including cost of entry, geography, demographics and consumer preference.

After achieving initial distribution for PuraMed products, PuraMed will initiate a comprehensive and ongoing promotional campaign directed toward consumer groups it has identified from its product rollouts.

Intellectual Property

PuraMed owns and asserts proprietary intellectual property rights regarding its various products, including trademarks, formulation technology, ingredients and drug delivery procedures or methods. The future growth and success of the Company will depend in large part upon its ability to protect its trademarks, trade names and trade secrets. In addition to applying for certain product patents, PuraMed will rely upon trade secrets, proprietary know-how, and continuing development and innovation to compete in its OTC marketplace. Although no claims or threats of product or patent infringement have arisen regarding PuraMed or its products, there is no assurance PuraMed will be able to protect its intellectual property effectively and any failure to do so would be harmful to PuraMed.

Competition

The non-prescription healthcare market in which PuraMed is engaged is intensely competitive and will face the same challenges as other start-up and established OTC drug companies within their respective product classes. Virtually all direct competitors to the PuraMed product line have substantially greater financial, personnel, development, marketing and other resources than those possessed by PuraMed, which places PuraMed at a definite competitive disadvantage. Main competitors of PuraMed will have substantially larger sales volumes than PuraMed expects to realize, and also greater business diversification in most cases.

PuraMed also must compete with numerous small companies selling products into the same mainstream marketing channels targeted by PuraMed. PuraMed also expects to encounter additional competitors emerging from time to time.

PuraMed believes that the principal competitive factors in its industry include quality and pricing of products, product effectiveness, customer preferences, brand awareness, and marketing and distribution networks. There is no assurance PuraMed will be able to compete successfully against current or future competitors or that the competitive pressures faced by PuraMed will not harm its business materially.

Employees

PuraMed has four employees including its two executive officers, an office administrator and a financial controller. PuraMed anticipates hiring one or more experienced marketing personnel to support the upcoming material launch of its initial products.

DESCRIPTION OF PROPERTY

The Company does not own any real estate. All development, marketing and administrative operations of the Company are conducted from its suburban Wausau, WI leased facilities of 1,800 square feet located in a building leased by its principal officers. These facilities are leased on a month-to-month oral lease requiring monthly payments of $1,025.  Our internet address is www.puramedbioscience.com.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

(a) Market Information

Since October 13, 2010, our common stock has been quoted on the OTCQB under the symbol “PMBS.”  The following quotes represent the high and low recent sales prices for our recent fiscal quarters. These quotes reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

Quarter Ended	High Bid ($)	Low Bid ($)
Third Quarter ended March 31, 2009	0.25	0.06
Fourth Quarter ended June 30, 2009	0.46	0.08
First Quarter ended September 30, 2009	1.01	0.19
Second Quarter ended December 31, 2009	1.55	0.21
Third Quarter ended March 31, 2010	1.02	0.40
Fourth Quarter ended June 30, 2010	1.11	0.51
First Quarter ended September 30, 2010	0.90	0.41
Second Quarter ended December 31, 2010	0.60	0.15
Third Quarter ended March 31, 2011	0.50	0.16
Fourth Quarter ended June 30, 2011	0.80	0.16

Transfer Agent and Registrar

Our transfer agent is Interwest Transfer Co., Inc. at 1981 Murray Holladay Road, Suite 100, Salt Lake City 84117. Its phone number is (801)272-9294.

(b) Shareholders

As of August 10 , 2011, the Company had approximately 376 shareholders of record.

(c) Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

(d) Securities Authorized for Issuance Under Equity Compensation Plans

The Company has no established equity compensation plans for the issuance of common stock as payment for employees, consultants or other parties. The Company may utilize its common stock from time to time for equity compensation on a transactional basis. In the future, the Company may establish some type of an equity compensation plan to provide incentive to current or future employees.

To date there were no issuer repurchases by the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

This Prospectus contains “forward-looking statements” within in the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933. Forward looking statements typically contain words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” or similar other words. Statements expressing expectations regarding our future business and prospects or projections we make relating to products, sales, revenues and earnings are typical of such forward-looking statements.

All forward-looking statements are subject to the risks and uncertainties inherent in attempting to predict future results and activities. Our actual results may differ materially from those projected, stated or implied in our forward-looking statements as a result of many factors including, but not limited to, our overall industry environment, customer and retail outlet acceptance of our products, effectiveness of our marketing and promotional activities, failure to develop and commercialize new products, material delay in the introduction of products, government regulatory matters, production and/or quality control problems, product liability matters, competitive pressures, inability to raise sufficient working capital, general economic conditions and our financial condition.

Our forward-looking statements relate only as of the date made by us. We undertake no obligation to update or revise any such statements to reflect new circumstances or unanticipated events as they occur, and you are urged to review and consider all disclosures we make in this and other reports which relate to risk factors germane to our business and industry.

RESULTS OF OPERATIONS

For the Three Months Ended March 31, 2011 Compared to March 31, 2010

Revenue

Revenue for the three months ended March 31, 2011 were $911 compared to $24,054 for the three months ended March 31, 2010.  Revenue decreased because of reduced direct response advertising.

Cost of Sales

Cost of sales for the three months ended March 31, 2011 were $362, compared to $7,798 for the three months ended March 31, 2010.  The cost of sales decreased due to increased merchant fees and shipping costs in the prior comparison period.

Gross profit

The gross profit for the three months ended March 31, 2011 was $549, compared to $16,256 for the three months ended March 31, 2010.  The reduction in gross profit is due to the decrease in direct response advertising.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were similar at $25,637 and $19,140 for the three months ended March 31, 2011 and 2010, respectively.

Amortization and Depreciation

Amortization and depreciation expenses for the three months ended March 31, 2011 and 2010 were similar at $12,156 compared to $12,257.

Marketing and Advertising Expense

Marketing and advertising expense for the three months ended March 31, 2011 were $49,629 compared to $174,134 for the three months ended March 31, 2010.  The decrease in the expenses was due to a reduction in our direct response marketing campaign launched in December 2009.

Professional Fees

Professional fees for the three months ended March 31, 2011 were $153,285 compared to $30,390 for the three months ended March 31, 2010.  The increase was due primarily to the increased in professional fees attributed to the commercialization of our LipiGesic M migraine product.

Research and Development Expenses

Research and development expenses for the three months ended March 31, 2011 were $38,967 compared to $47,918 for the three months ended March 31, 2010.  The entire expense was attributed to the clinical study initiated in December 2009.

Salaries

Salaries for the three months ended March 31, 2011 were $36,016 compared to $14,354 for the three months ended March 31, 2010, which is attributed to the fluctuation of hours worked by administrative personal in the previous period.

Officers’ Salaries

Officer salaries for the three months ended March 31, 2011 and 2010 were the same being $48,000 for each period.

Interest Expense

Interest expense for the three months ended March 31, 2011 and 2010 were $121,123 and $44,167, respectively.  The increase in the expense is attributed to the notes used to finance the Company.

Net Losses

Net losses for the three months ended March 31, 2011 were $484,264 compared to $373,854 for the three months ended March 31, 2010.  These increased losses in 2011 were due to increased operational expenses related to the commercialization of our LipiGesic M migraine product.

For the Nine Months Ended March 31, 2011 Compared to March 31, 2010

Revenue

Revenue for the nine months ended March 31, 2011 were $6,384 compared to $26,622 for the nine months ended March 31, 2010.  Revenue decreased due to reduced direct response advertising.

Cost of Sales

Cost of sales for the nine months ended March 31, 2011 were $3,870, compared to $8,104 for the nine months ended March 31, 2010.  The cost of sales decreased due to increased merchant fees and shipping costs in the prior comparison period.

Gross Profit

The gross profit for the nine months ended March 31, 2011 was $2,514, compared to $18,518 for the nine months ended March 31, 2010.  The reduction in gross profit is due to the decrease in direct response advertising.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were similar at $57,153 and $49,195 for the nine months ended March 31, 2011 and 2010, respectively.

Amortization and Depreciation

Amortization and depreciation expenses for the nine months ended March 31, 2011 and 2010 were similar at $36,467 compared to $36,612.

Marketing and Advertising Expense

Marketing and advertising expense for the nine months ended March 31, 2011 were $194,030 compared to $375,163 for the nine months ended March 31, 2010.  The decrease in the expenses was due to a reduction in our direct response marketing campaign launched in December 2009.

Professional Fees

Professional fees were $212,253 and $86,493 for the nine months ended March 31, 2011 and 2010, respectively.  The increase was due primarily to the increased in professional fees attributed to the commercialization of our LipiGesic M migraine product.

Research and Development Expenses

Research and development expenses for the nine months ended March 31, 2011 were $39,857 compared to $85,922 for the nine months ended March 31, 2010.  The entire expense was attributed to the clinical study initiated in December 2009.

Salaries

Salaries for the nine months ended March 31, 2011 were $39,857 compared to $34,357 for the nine months ended March 31, 2010, which is attributed to the fluctuation of hours worked by administrative personal in the previous period.

Officers’ Salaries

Officer salaries for the nine months ended March 31, 2011 and 2010 were the same being $144,000 for each period.

Interest Expense

Interest expense for the nine months ended March 31, 2011 and 2010 were $279,608 and $65,342, respectively.  The increase in the expense is attributed to the notes used to finance the Company.

Net Losses

Net losses for the nine months ended March 31, 2011 were $1,024,788 compared to $858,218 for the nine months ended March 31, 2010.  These increased losses in 2011 were due to increased operational expenses related to the commercialization of our LipiGesic M migraine product.

For the Fiscal Year Ended June 30, 2010 Compared to June 30, 2009

Revenues

Revenues were $32,176 and $0 for the fiscal years ended June 30, 2010 and 2009.  The revenue increase is due to the commercialization of our Lipigesic™ M migraine product.  Product sales began in December 2009.

Cost of Sales

Cost of Sales were $13,889 and $0 for the fiscal years ended June 30, 2010 and 2009.  The increase in cost of sales is due to the activities associated with the commercialization of our Lipigesic™ M migraine product.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fiscal year ended June 30, 2010 were $65,667 compared to $51,721 for the year ended June 30, 2009. Selling, general and administrative expenses for fiscal 2010 increased compared to fiscal 2009 due to the commercial rollout of the Lipigesic™ M product in December 2009.

Amortization and Depreciation

Amortization and depreciation expenses for the fiscal year ended June 30, 2010 were $48,780 compared to $48,430 for the fiscal year ended June 30, 2009, which are similar.

Professional Fees

Professional fees for the fiscal year ended June 30, 2010 were $139,759 compared to $125,875 for the fiscal year ended June 30, 2009, which increase was due primarily to increased audit expenses.  Professional fees consist of consulting, audit, legal, directors and transfer agent fees.

Marketing and Advertising Expense

Marketing and advertising expense for the fiscal year ended June 30, 2010 were $641,344 compared to $60,058 for the fiscal year ended June 30, 2009. Increased expenses for 2010 are due primarily to payments for public relations, and advertising consistent with the commercialization of products, and certain stock promotion activities.

Director Fees

Director fees for the fiscal year ended June 30, 2010 were discontinued.

Research and Development Expenses

Research and development expenses for the fiscal year ended June 30, 2010 were $109,485 compared to $7,966 for the fiscal year ended June 30, 2009. Increased research and development expenses were due to a clinical study and product testing.

Salaries

Salaries for the fiscal year ended June 30, 2010 were $48,081 compared to $39,837 for the fiscal year ended June 30, 2009, which are relatively consistent.

Officer Salaries

Officer salaries for the fiscal years ended June 30, 2010 and 2009 were $192,000 for each year.

Interest Expense

Interest expense for the fiscal year ended June 30, 2010 was $179,509 compared to $886 for the fiscal year ended June 30, 2009.  The increase in interest expense was due to the interest paid on the convertible note obtained in fiscal year 2010.

Net Losses

Net losses for the fiscal year ended June 30, 2010 were $1,405,956 compared to $525,001 for the fiscal year ended June 30, 2009. These increased losses were due primarily to commencement of commercial operations to market our developed products.

Liquidity and Capital Resources

As of March 31, 2011, the Company had cash of $1,475 and negative working capital of $342,796.

As in the past, we intend to raise the funds needed to implement our plan of operation through both private sales of debt and equity securities. There is no assurance, however, that we will be successful in raising the necessary capital to implement our business plan, either through debt or equity sources.

PuraMed’s current business strategy is to continue development and promotion of its initial non-prescription consumer healthcare products in order to complete the first phase of their commercial retail drug chain introduction by the end of the third quarter of calendar year 2011 with product expected on the initial retailer shelves in the third quarter of 2011. PuraMed’s primary goal is to achieve continual material growth of Lipigesic™ product sales through mainstream drug, mass merchandiser and food retail channels while at the same time promoting Lipigesic™ brand awareness to realize substantial profitability as soon as possible. To implement this strategy, PuraMed intends to execute the following activities during the next twelve months:

With the Successful Outcome of the Clinical Trial - With the successful outcome of our clinical study coupled with the publication of the manuscript in a peer reviewed-medial journal Headache, it has and will continue to provide us with numerous marketing and promotion opportunities that could significantly help with the launch of our Lipigesic™ M migraine product.  PuraMed is in the process of completing a detailed marketing plan that focuses on the medical community touting the successful clinical trial results.  Medical marketing efforts geared toward doctors, physician’s assistants, pharmacists, etc. could prove to be very lucrative as a component in our overall marketing strategy.

With the publication of the clinical study, the evidence from the clinical trial has and should continue to provide the company with a number of enhanced public relations opportunities across a broad spectrum. Our clinical study on LipiGesic M was conducted by three of the top clinical researchers in the country who are well respected for their contribution to the development of breakthrough treatments for migraine and other types of headaches. We believe that the involvement of these researchers, along with the publication in a top ranked medical journal has and will continue to provide the company with a high level of credibility within the mainstream media along with a strong position promoting directly to the medical professionals.

The direct to consumer public relations campaign included the development of a Video News Release (VNR) featuring our highly respected research team explaining the structure and the outcomes of the study along with additional materials for distribution to the radio and print channels. Additionally, marketing through the social media over the internet has and is expected to continue to play a key role in the dissemination of the results and the company is continuing to lay the groundwork for that effort.

Promotion to the medical community will utilize the published results of the study which are expected to help promote LipiGesic M as a new non-prescription abortive therapy which offers a broad range of advantages over the current first line prescription abortive treatment. The company has and expects to continue to exhibit and detail the product at key medical conferences throughout the country focusing on headache and primary care specialists. These specialists would include medical doctors, osteopathic physicians, physician assistants and nurse practitioners. Additionally, the company expects to partner with key national organizations specializing in headache disorders as well as regional groups and support networks.

Commercialize PuraMed Products – PuraMed’s primary focus for the calendar year 2011 will be to complete a plan to promote the successful results of our clinical trial.  In addition, the scheduling of medical conventions to present and promote the results of our clinical study to doctors and medical professionals who have the ability to drive consumer demand for our products.  The company also plans to continue to implement a robust Social Marketing effort utilizing popular social internet sites like Facebook, YouTube, Twitter, and the abundance of “blogs” to drive consumers and revenue by obtaining access to large audiences and influencers.  In addition our eCommerce website www.lipigesic.com will continue to be promoted via Direct Response Marketing and our Social Media Marketing efforts. PuraMed has obtained all vendors, suppliers and subcontract third parties needed for its planned production, packaging and raw material, and will continue to identify and obtain alternate sources for PuraMed product inventories.

Expansion of Sales and Marketing Activities – PuraMed will continue to expand upon its marketing activities which have been focused toward obtaining a nationwide network of retail outlets and employing “direct to consumer” media advertising for its planned product sales, as well as promoting and building Lipigesic™ brand awareness. PuraMed will participate in industry trade shows and similar events, and also will engage in substantial media advertising and direct sales media campaigns to attract and secure consumers for PuraMed products.

Continuation of Product Development – Besides its already developed products, PuraMed will complete development and testing of additional non-prescription drugs and nutritional supplements to be commercially launched in the future as additional Lipigesic™ products.

Assuming the company raises the capital, we anticipate spending approximately $3.0 million over the next twelve months regardless of any amounts of revenues we generate from product sales during this period:

Sales and marketing expenses	$2,000,000
Purchase of product inventory, packaging and raw materials	$600,000
Research and development activities	$100,000
General and administrative expenses including rent, fixed overhead and management compensation	$300,000
$3,000,000

Critical Accounting Policies

The foregoing discussion should be considered in conjunction with our unaudited condensed financial statements and related notes included in this quarterly report.  These financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (US GAAP).

The preparation of our financial statements requires us to make estimates and judgments affecting our reported amounts of assets, liabilities, revenues and expenses and related disclosures.  On an ongoing basis, we will evaluate these estimates which are based on historical experience and certain assumptions we believe to be reasonable under the circumstances.  Actual results may differ materially from our estimates under different assumptions or conditions.

LipiGesic™ Products:

PuraMed Bioscience™ products consist primarily of the cost of trade secrets, formulas, scientific and manufacturing know-how, trade names, marketing material and other intellectual property and are amortized on a straight-line basis over an estimated useful life of seven years.

Stock-Based Compensation – We intend to expense any stock-based compensation issued to our employees, contractors, consultants or others providing goods and services to us.  The fair market value of any common stock issued for goods or services will be expensed over the period in which we receive them.  Most likely, any equity securities issued by us for goods and services will consist of common shares or common stock purchase warrants, which will be fully vested, non-forfeitable, and fully paid or exercisable at the date of grant.  Regarding any future stock option or warrant grants, we intend to determine their fair value by using the Black-Scholes model of valuation.

Impairment – Soon after the end of each fiscal year and each interim period, we will conduct an impairment valuation of any material intangible assets owned by us.  If the results of any such impairment analysis indicate our recorded values for any such assets have declined materially, we will adjust our recorded asset valuations in all of our financial statements to reflect any such decline in value.

The carrying value is reviewed periodically or when factors indicating impairment are present.  The impairment loss is measured as the amount by which the carrying value of the assets exceeds the fair value of the assets.  The Company believes that no impairment exists at March 31, 2011.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth, as of August 10 , 2011, the name and age of officers and director as of the date hereof. Our Executive officers are elected annually by our board of directors.  Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.  There are no family relationships among our directors and executive officers.

Name	Age	Position
Russell Mitchell	50	Chairman, Chief Executive Officer and Director
James Higgins	51	Chief Financial Officer, Chief Operating Officer and Director

RUSSELL MITCHELL was CEO/CFO of Dotronix, Inc. from April 2006 until the spin-off of our Company from Dotronix in April 2007. From September 2002 until April 2005, he was the President of GelStat Corporation, a public company which developed and marketed OTC non-prescription medications. Mr. Mitchell also is a principal owner and President of Mitchell Health Marketing Alliance, Inc. (“Mitchell Health”) which he founded in 1994. Mitchell Health specializes in the marketing, product launch, and retail distribution of OTC non-prescription drugs and nutritional supplements, and has serviced over 48,000 retail locations nationwide. While establishing this large national retail sales network for Mitchell Health over the years, Mr. Mitchell has personally negotiated on an ongoing basis with key buyers and officers of the top 100 retail chains and wholesalers in the U.S.

In particular, Mr. Mitchell has been a pioneer in establishing and promoting the significance and market value of “clinical trials” to demonstrate the effectiveness of OTC non-prescription medications, and in incorporating favorable clinical trial data as a key driver in OTC product marketing.

JAMES HIGGINS was the Chief Operating Officer of Dotronix, Inc. from April 2006 to April 2007. From September 2002 until April 2005 he was Executive Vice President of GelStat Corporation. Mr.Higgins also has been the Executive Vice President of Mitchell Health since 2000. Prior to that, for 15 years he was employed by AC Nielsen Co. where he was responsible for managing accounts for some of the largest national consumer product companies including Kraft Foods and Unilever. Mr. Higgins has over 20 years extensive experience in product development, manufacturing, retail distribution and logistics for many OTC healthcare and nutraceuticals products.

Messrs. Mitchell and Higgins were the only directors and executive officers of Dotronix, Inc. (now Wind Energy America Inc.) prior to the spin-off of the Company by Dotronix in April 2007. Incident to this spin-off, Messrs. Mitchell and Higgins resigned from their prior positions with Dotronix, Inc. and the operations of the two companies became completely independent from each other.

Audit Committee

We do not have a separately designated audit committee at this time, but rather our entire Board of Directors serves as our audit committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Based solely on copies of Section 16(a) forms and representations from the Company’s executive officers, directors and ten-percent beneficial owners, the Company believes these persons have complied with all Section 16(a) filing requirements during the fiscal year ended June 30, 2010.

Code of Ethics

The Company has adopted a Code of Ethics and Business Conduct (“the Code”), which applies to the business conduct of the principal executive officer, principal financial officer, principal accounting officer and controller. The Code is available to any shareholder who sends a written request for a paper copy to: Puramed Bioscience, Inc., ATTN: James W. Higgins, COO, 1326 Schofield Avenue, Schofield, WI 54476. If the Company makes any substantive amendments to the Code or grants any waiver, including any implicit waiver from a provision of the Code for the directors or executive officers, the nature of such amendment or waiver will be disclosed in a Current Report on Form 8-K.

Legal Proceedings

None of the members of the board of directors or other executives has been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending members of our board of directors or other executives from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any Federal or State securities or commodities laws.

EXECUTIVE COMPENSATION

The following table sets forth the executive compensation of the executive officers of the Company for the fiscal years ended June 30, 2011, 2010 and 2009.

Summary Compensation Table
Name and Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Total Comp. ($)

Russell Mitchell	2011	96,000	-0-	75,000 (1)	171,000
Chief Executive Officer	2010	96,000	-0-	-0-	96,000
	2009	96,000	-0-	-0-	96,000

James Higgins	2011	96,000	-0-	-0-	96,000
Chief Financial Officer, Chief Operating Officer	2010	96,000	-0-	-0-	96,000
	2009	96,000	-0-	-0-	96,000

(1)	On April 4, 2011, Mr. Mitchell received a stock-based award of 500,000 shares of the Company’s common stock. Such shares were valued at $0.15 per share.

Options/SAR Grants

The Company has not granted any stock options or SAR grants since its inception

Compensation of Directors

Directors were not compensated for serving on the Board of Directors during the fiscal year ended June 30, 2011 .

Employment Contracts and Change-in-Control Arrangements

The Company has no written employment agreements with any employees, and the Company also does not have any change-in-control arrangements with any person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 10, 2011, certain information regarding beneficial ownership of the common stock of the Company by (a) each person or group known by the Company to be the beneficial owner of more than 5% of the outstanding common stock of the Company, (b) each director and executive officer of the Company, and (c) all directors and executive officers of the Company as a group. Each shareholder named in this table has sole voting and investment power with respect to shares of the common stock shown in table.

Title of Class – Common Stock

Shareholder	Shares Owned Beneficially	Percent of Class (1)
Russell Mitchell 1326 Schofield Avenue Schofield, WI 54476	3,925,780	19.87%

James Higgins 1326 Schofield Avenue Schofield, WI 54476	3,284,879	16.62%

All directors and officers as a group (2 persons)	7,210,659	36.49%

Chuck Phillips 35 Swamp Creek Road Erwinna, PA 18920	2,000,000	10.12%

Doris Kelly 448 Cardinal Court North New Hope, PA 18938	1,160,000	5.87%

(1)	Based on 19,758,861 shares outstanding as of August 10, 2011.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS

Following are any material transactions between the Company and any of its promoters, directors, executive officers and principal shareholders since its inception.

Incident to the Company being separated from its former parent, Dotronix, Inc. (now Wind Energy America, Inc.), Messrs. Mitchell and Higgins each received 49,212 shares of common stock of the Company related to their prior ownership of Dotronix common stock. They received these shares incident to the spin-off on the same 1-for-5 pro rata basis as all other shareholders of Dotronix, Inc.

Promptly upon completing the spin-off of the Company from its former parent, Messrs. Mitchell and Higgins transferred and assigned certain intellectual property rights for non-prescription healthcare products to the Company in exchange for a total of 2,442,000 common shares of the Company of which each of them received 1,221,000 shares. This transaction was accounted for by the Company on the basis of $0.05 per share.

From November 2007 through June 2009, Russell Mitchell, a principal shareholder, loaned the Company a total of $69,685 for working capital purposes, for which he received a promissory note bearing an interest rate of 4% and is payable on demand.

From January 2008 through June 2009, James Higgins, a principal shareholder, loaned the Company a total of $92,000 for working capital purposes, for which he received a promissory note bearing an interest rate of 4% and is payable on demand.

On November 24, 2008, the board of directors authorized the conversion of accrued wages and notes payable in the aggregate amount of $270,585 to Messrs. Mitchell and Higgins into PuraMed common stock at a rate of $0.15 per share. Messrs. Mitchell and Higgins also elected to waive the four percent (4%) interest rate attached to the promissory notes.

On March 25, 2011, the Company issued 800,000 shares of PuraMed common stock based on $0.15 per share to be divided equally among its two board of director members, Messrs. Mitchell and Higgins in consideration for their serving on the Board of Directors for the current year.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
OF SECURITIES ACT LIABILITIES.

Minnesota Statutes provide the Company will indemnify its officers and directors for costs and damages incurred in connection with the defense of lawsuits or other proceedings where the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in the best interests of the Company, unless the officer or director was found negligent or conducting misconduct in the performance of duty.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors and officers under Minnesota law or otherwise, the Company understands that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEX TO FINANCIAL STATEMENTS

March 31, 2011

Balance Sheets	F-2
Statements of Operations	F-3
Statements of Cash Flow	F-4
Notes to Financial Statements	F-5

June 30, 2010

PURAMED BIOSCIENCE, INC.
Condensed Balance Sheets

	March 31,	June 30,
	2011	2010
	(Unaudited)
ASSETS

Current Assets
Cash	$1,475	$13,831
Accounts Receivable	57	101
Inventory	25,597	25,831
Prepaid Expenses	4,076	5,022
Total Current Assets	31,205	44,785

Property and Equipment
Computer Software	2,125	2,125
Computer Hardware	1,102	1,102
Equipment	665	665
Accumulated Depreciation	(2,159)	(1,695)
Net Property and Equipment	1,733	2,197

Other Assets
PuraMed Bioscience Products, net of accumulated
amortization of $190,406 and $154,404, respectively	145,625	181,628
Trademarks	13,308	11,100
Patent	52,112	37,386
Total other assets	211,045	230,114

Total assets	$243,983	$277,096

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts Payable	$128,750	$16,039
Accrued Wages - Officers'	135,693	33,003
Accrued Expenses	24,558	10,626
Short-term Debt	85,000	70,000
Total Current Liabilities	374,001	129,668

Long-term Liabilities
Convertible Bond Payable, net	278,677	176,177

Total Liabilities	652,678	305,845

Stockholders' Equity (Deficit)
Undesignated shares, 5,000,000 shares authorized, none issued	-	-
Common Stock, $.001 par value, 45,000,000 shares
authorized, 17,130,143 shares and 13,871,839 shares issued
and outstanding, respectively	17,130	13,872
Additional paid in capital	3,175,289	2,533,705
Accumulated Deficit	(3,601,114)	(2,576,326)

Total Stockholders' Equity (Deficit)	(408,695)	(28,749)

Total Liabilities & Stockholders' Equity (Deficit)	$243,983	$277,096

See notes to unaudited condensed financial statements.

PURAMED BIOSCIENCE, INC.
Unaudited Condensed Statements of Operations

	Three months ended		Nine months ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Total Net Revenues	$911	$24,054	$6,384	$26,622

Cost of sales	362	7,798	3,870	8,104

Gross profit	549	16,256	2,514	18,518

Operating expenses
Selling, general and administrative expenses	25,637	19,140	57,153	49,195
Amortization and depreciation expense	12,156	12,257	36,467	36,612
Marketing and advertising expense	49,629	174,134	194,030	375,163
Professional fees	153,285	30,390	212,253	86,493
Research and development	38,967	47,918	39,857	85,922
Salaries	36,016	14,354	63,936	34,357
Officers' salaries	48,000	48,000	144,000	144,000
Total operating expenses	363,690	346,193	747,696	811,742

Loss from operations	(363,141)	(329,937)	(745,182)	(793,224)

Other income / (expense)
Interest income	-	250	2	348
Interest expense	(121,123)	(44,167)	(279,608)	(65,342)

Total other expense	(121,123)	(43,917)	(279,606)	(64,994)

Net loss	$(484,264)	$(373,854)	$(1,024,788)	$(858,218)

Loss per common share - basic
and diluted	$(0.03)	$(0.03)	$(0.07)	$(0.07)

Average number of common shares
outstanding basic and diluted	15,778,714	13,281,839	14,665,161	12,692,248

See notes to unaudited condensed financial statements.

PURAMED BIOSCIENCE, INC.
Unaudited Condensed Statements of Cash Flows

	Nine months ended
	March 31, 2011	March 31, 2010
Cash flows from operating activities
Net loss	$(1,024,788)	$(858,218)

Changes on non cash working capital items:
Stock issued for services	236,241	150,000
Depreciation	464	609
Amortization	36,003	36,003
Accretion on discount on convertible bond	102,500	52,009
Beneficial conversion feature	140,000	-
Changes in operating assets and liabilities:
Accounts receivable	44	(61)
Payroll tax receivable	-	(145)
Inventory	234	(29,647)
Prepaid expenses	946	845
Accounts payable	112,711	44,924
Accrued wages - officers	102,690	(91,360)
Accrued expenses	17,932	(4,367)
Net cash used for operating activities	(275,023)	(699,408)

Cash flows from investing activities
Patent acquisition costs	(14,726)	(13,118)
Purchase of property and equipment	-	(2,095)
Trademark acquisition costs	(2,208)	(2,387)
Net cash used for investing activities	(16,934)	(17,600)

Cash Flows from financing activities
Convertible bond proceeds	140,000	500,000
Proceeds from sale of stock	127,401	271,000
Stock warrants issued with sale of common stock	12,200	-
Net cash provided by financing activities	279,601	771,000

Net (decrease) increase in cash	(12,356)	53,992
Cash at beginning of period	13,831	38,670

Cash at end of period	$1,475	$92,662

Supplemental disclosures of noncash investing and
financing activities and other cash flow information:
Beneficial conversion feature on convertible debt	$-	$305,000
Stock warrants issued with convertible debt	$-	$104,999
Short-term debt converted to common stock	$129,000	$-
Interest paid with cash	$16,667	$13,333

See notes to unaudited condensed financial statements.

PURAMED BIOSCIENCE, INC.
Notes to Condensed Unaudited Financial Statements
For the Nine Month Periods Ended March 31, 2011 and 2010

A.  Basis of Presentation

The condensed balance sheet as of March 31, 2011, the condensed statements of operations for the three and nine month periods ended March 31, 2011 and 2010 and the condensed statements of cash flows for the nine month periods ended March 31, 2011 and 2010 have been prepared by PuraMed Bioscience, Inc. (the "Company") without audit.  In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of March 31, 2011 and the results of operations and cash flows for the three and nine month periods ended March 31, 2011 and 2010 presented herein have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  These financial statements should be read in conjunction with the Company's financial statements and notes thereto for the fiscal year ended June 30, 2010 included in the Annual Report on Form 10-K of the Company filed with the SEC on September 28, 2010.

B.  Going Concern

At March 31, 2011, the Company had a negative working capital of $342,796, and requires additional funds to accomplish its planned business strategy or support its projected expenses.  The Company plans to obtain the needed working capital primarily through sales of both equity and debt securities, which there is no assurance it will be able to accomplish.  If the Company cannot obtain substantial working capital through common stock sales or other sources (if any), it will be forced to curtail or cease its planned business operations.  If the Company is unable to obtain additional financing, its ability to continue as a going concern is doubtful.

C.  Accounting Policies

Loss per common share - Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding.  Diluted loss per common share assumes the exercise of stock options and warrants using the treasury stock method, if dilutive.

Product Amortization – PuraMed Bioscience™ products consist primarily of the cost of trade secrets, formulas, scientific and manufacturing know-how, trade names, marketing material and other intellectual property and are amortized on a straight-line basis over an estimated useful life of seven years.

Recently Enacted Accounting Standards

In December 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2010-28—Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (a consensus of the FASB Emerging Issues Task Force). In August of 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2010-22, Accounting for Various Topics, Technical Corrections to SEC Paragraphs, and Update No. 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules Amendments to SEC Paragraphs Pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies (SEC Update).  In April of 2010, FASB issued Accounting Standards Update No. 2010-12, Income Taxes (Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts (SEC Update). Adoption of any of these Updates will have no impact on the Company’s financial reporting.  Should any of these updates pertain to the Company, it will comply with its requirements for reporting.

PURAMED BIOSCIENCE, INC.
Notes Condensed to Unaudited Financial Statements
For the Nine Month Periods Ended March 31, 2011 and 2010

D.  Inventory

Inventory consists of raw materials and finished goods.  Raw materials are the components, including boxes, inserts, liquid medicine and packaging materials that have not been combined into the final product, ready for sale.  Finished goods are the final product, available for sale.  The raw materials inventory will be assembled and placed in finished goods inventory when that amount is significantly reduced. Due to the lack of degradation of the material, no adjustment for obsolescence is necessary.  The following is inventory as of March 31, 2011 and June 30, 2010:

	March 31, 2011	June 30, 2010
Raw Materials	$18,659	$18,659
Finished Goods	6,938	7,172
Total Inventory	$25,597	$25,831

E.    Notes Payable Transactions

On November 13, 2009, the Company issued a convertible bond payable for $500,000.  The bond has an annual interest rate of 8% paid monthly and matures on November 13, 2012.  The note was also issued with 75,000 warrants to purchase a share of common stock per warrant at $0.75.  The note is convertible immediately through maturity at $1.00 per share or 500,000 shares of common stock, which created a beneficial conversion feature.  The amount of the beneficial conversion feature, $305,000, was recorded as a discount and will be accreted over the life of the debt.  The warrants issued in conjunction with this note have a three year term, includes a cashless exercise option and are exercisable at $0.75 per share.  The Company performed a valuation of these warrants using the Black-Scholes model, which resulted in a valuation of $104,999.  The following assumptions were used: market price of $1.40, exercise price of $0.75, term of 3 years, interest rate of 1.02%, a dividend rate of 0% and volatility of 510.49%.

On May 3, 2010, the Company issued a convertible bond payable for $70,000.  The bond has an annual interest rate of 8% which accrues monthly and matures on February 3, 2011.  Using the stated conversion rate, a beneficial conversion feature of $70,000 was calculated and recorded immediately because the note was convertible at anytime.  The following assumptions were used:  market price of $0.99, conversion rate of $0.45, term of nine months and an annual interest rate of 8%.  During the quarter ended December 31, 2010, the note was fully converted for 811,467 shares of common stock.

On June 21, 2010, the Company issued a convertible bond payable for $30,000.  The bond has an annual interest rate of 8% which accrues monthly and matures on March 21, 2011.  Using the stated conversion rate, a beneficial conversion feature of $30,000 was calculated and recorded immediately because the note was convertible at anytime.  The following assumptions were used:  market price of $0.70, conversion rate of $0.34, term of nine months and an annual interest rate of 8%.  During the quarter ended March, 31, 2011, the note was fully converted for 356,181 shares of common stock.

On September 14, 2010, the Company issued a convertible bond payable for $35,000.  The bond has an annual interest rate of 8% which accrues monthly and matures on June 14, 2011.  Using the stated conversion rate, a beneficial conversion feature of $35,000 was calculated and recorded immediately because the note was convertible at anytime.  The following assumptions were used:  market price of $0.51, conversion rate of $0.32, term of nine months and an annual interest rate of 8%.  During the quarter ended March 31, 2011, $25,000 of the note was converted to 314,141 shares of common stock.

PURAMED BIOSCIENCE, INC.
Notes Condensed to Unaudited Financial Statements
For the Nine Month Periods Ended March 31, 2011 and 2010

E.  Notes Payable Transactions (Continued)

On January 18, 2011, the Company issued a convertible bond payable for $75,000.  The bond has an annual interest rate of 8% which accrues monthly and matures on September 18, 2011.  Using the stated conversion rate, a beneficial conversion feature of $75,000 was calculated and recorded immediately because the note was convertible at anytime.  The following assumptions were used:  market price of $0.22, conversion rate of $0.10, term of nine months and an annual interest rate of 8%.

F.  Stockholder’s Equity

From July 1, 2009 to December 31, 2009, the Company issued 600,000 shares of restricted common stock to four individuals and three companies for services at a rate of $0.25 per share.

During the year ended June 30, 2010, the Company sold 1,084,000 shares of restricted common stock to twenty-five private individual investors at a rate of $0.25 per share.

The Company issued common stock for services to employees and certain contractors valued at $430,000 for the year ending June 30, 2010.

On April 2, 2010, the Company issued 25,000 shares of restricted common stock to two investment groups to terminate an agreement.  Each group was issued 12,500 shares at a rate of $0.50 per share.

On May 7, 2010 the Company issued 15,000 shares of PuraMed common stock based on $0.50 per share to Lincoln Park Capital Fund, LLC.  This stock was paid to Lincoln Park to cover legal expenses associated with completing the documentation necessary for an S-1 stock registration.

On May 7, 2010, the Company issued 30,000 shares of PuraMed common stock based on $0.50 per share to an independent consultant.  The 30,000 shares represent a one time payment to engage the consultant in the areas of providing market awareness services, business advisory, shareholder information and public relations.

On May 24, 2010, the Company signed a $5 million purchase agreement with Lincoln Park Capital Fund, LLC (LPC).  PuraMed received $100,000 under the $5 million dollar commitment in exchange for 200,000 shares of our restricted common stock and Warrants to purchase 100,000 shares of our common stock at an exercise price of $1.25 per share and warrants to purchase 100,000 shares of our common stock at $1.75.  We also entered into a registration rights agreement with LPC whereby we agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission ("SEC") covering the shares that have been issued or may be issued to LPC under the purchase agreement. Pursuant to this registration statement which was effective with the SEC on June 24, we have the right over a 30-month period to sell our shares of common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the purchase agreement, up to the aggregate commitment of $5 million.  In consideration for entering into the $5 million agreement which provides for an additional $4.9 million of future funding, we issued to LPC 150,000 shares of our common stock as a commitment fee and shall issue an equivalent amount of shares pro rata as LPC purchases the additional $4.9 million.  Additional information is contained in the Company’s 8-K filing with the Securities and Exchange Commission dated May 28, 2010.

PURAMED BIOSCIENCE, INC.
Notes to Condensed Unaudited Financial Statements
For the Nine Months Ended March 31, 2011 and 2010

F.  Stockholder’s Equity (Continued)

On June 10, 2010, the Company issued 170,000 shares of common stock to Media4Equity.  The initial 150,000 shares, priced at $1.00 per share, were compensation shares due initially at the beginning of the contract.  The additional 20,000 shares represent the cost for the monthly execution fee starting on June 15, 2010, and continuing through the term of the agreement. This fee can be paid in cash, stock or a combination thereof.  For the purposes of the agreement the minimum stock price is $1.00 per share and the maximum stock price is based on a calculation using the closing market price of the stock.  Media4Equity promotes companies by writing and placing newspaper articles in major newspapers across the nation.  The agreement has a term of twelve (12) months and it calls for $2 million in advertising based on the placement of the news articles in conjunction with the papers standard rate card.

On July 12, 2010, the Company agreed to provide 30,000 total shares of PuraMed common stock based on $0.50 per share to an independent consultant.  The terms of the agreement call for 10,000 shares per month for three months.  On August 24, 2010, the Company issued 10,000 of the 30,000 shares.  The remaining 20,000 shares were issued on October 6, 2010.

During August to October 2010, pursuant to the S-1 Registration, the Company sold a total of 174,760 shares of common stock at prices ranging from $0.41 to $0.74 per share, for total proceeds of $90,000 to Lincoln Park Capital, LLC.  In addition 2,754 shares were provided to Lincoln Park Capital, LLC as financing commitment shares. This leaves 1,475,475 registered shares available for future sales pursuant to the effective S-1 Registration Statement.

On July 14, 2010 and August 26, 2010 the Company issued Media4Equity 20,000 shares of restricted common stock, a total of 40,000 shares, at a rate of $1.00 per share, as compensation for the second and third months of our consulting contract with Media4Equity.

In December 2010, the Company issued 45,000 shares of common stock to three independent consultants for services, valued at $0.15 per share.

During the quarter ended December 31, 2010, the Company sold 70,000 shares of restricted common stock with warrants for $10,500, $7,000 for stock and $3,500 for the warrants, to a private investor at a rate of $0.30 per unit, of which there are two shares and one warrant per unit.

During the quarter ended December 31, 2010, the Company sold 66,667 shares of restricted common stock for $10,000, to a private investor at a rate of $0.15 per share.

On May 3, 2010, the Company issued a convertible bond payable for $70,000.  During the quarter ended December 31, 2010, the note was fully converted for 811,467 shares of common stock.

On June 21, 2010, the Company issued a convertible bond payable for $30,000.  During January 2011, the note was fully converted for 356,181 shares of common stock.

During the quarter ended March 31, 2011, the Company issued 170,000 shares of common stock for $25,500 to three independent consultants for services, valued at $0.15 per share.

During the quarter ended March 31, 2011, the Company sold 20,000 shares of common stock for $3,000 to a private investor at a rate of $0.15 per share.

PURAMED BIOSCIENCE, INC.
Notes to Condensed Unaudited Financial Statements
For the Nine Months Ended March 31, 2011 and 2010

F.  Stockholder’s Equity (Continued)

During the quarter ended March 31, 2011, the Company sold 174,000 shares of restricted common stock with warrants for $26,100, $17,400 for stock and $8,700 for the warrants, to a private investor at a rate of $0.30 per unit, of which there are two shares and one warrant per unit.

During the quarter ended March 31, 2011, the Company issued 150,000 shares of restricted common stock for a total of $22,500 to its employees for services at a rate of $0.15 per share.

On March 25, 2011, the Company issued 800,000 shares of PuraMed common stock based on $0.15 per share to be divided equally among its two board of director members, Messrs. Mitchell and Higgins in consideration for their serving on the Board of Directors for the current year.

On March 25, 2011, the Company issued 33,334 shares of restricted common stock to an attorney for legal services rendered to the company.  These shares were valued at $0.15 per shares for a total value of $5,000.

On September 14, 2010, the Company issued a convertible bond payable for $35,000.    During the quarter ended March 31, 2011, $25,000 of the note was converted to 314,141 shares of common stock.

G.  Subsequent Events

In April 2011, the Company issued 500,000 shares of restricted common stock in the amount of $75,000 to Russell Mitchell for the successful completion of the clinical study and the subsequent approval of the study into a nationally acclaimed medical journal, to be released later this year.  The shares are valued at $0.15 per share.

In April 2011, the Company issued 15,000 share of restricted common stock in the amount of $2,250 to a consultant for services.  The shares are valued at $0.15 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
PuraMed BioScience, Inc.

We have audited the accompanying balance sheets of PuraMed BioScience, Inc.  (the Company) as of June 30, 2010 and 2009, and the related  statements of operations, changes in  stockholders’ deficit , and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PuraMed BioScience, Inc. as of June 30, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has cash flow constraints, an accumulated deficit, and has not engaged in any significant operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
September 24, 2010

PURAMED BIOSCIENCE, INC.

Balance Sheets

	June 30,	June 30,
	2010	2009
ASSETS

Current Assets
Cash	$13,831	$38,670
Accounts Receivable	101	-
Inventory	25,831	378
Prepaid Expenses	5,022	5,480
Total Current Assets	44,785	44,528

Property and Equipment
Computer Software	2,125	1,217
Computer Hardware	1,102	580
Equipment	665	-
Accumulated Depreciation	(1,695)	(920)
Net Property and Equipment	2,197	877

Other Assets
PuraMed Bioscience Products, net of accumulated
amortization of $154,404 and $106,399, respectively	181,628	229,632
Trademarks	11,100	7,910
Patent	37,386	17,048
Total Other Assets	230,114	254,590

Total Assets	$277,096	$299,995

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable	$16,039	$8,754
Accrued Wages - Officers'	33,003	109,698
Accrued Expenses	10,626	10,336
Short-term Convertible Bond	70,000	-
Total Current Liabilities	129,668	128,788

Long-term Liabilities
Convertible Bond Payable, net	176,177	-
Total Liabilities	305,845	128,788

Stockholders' Equity
Undesignated shares, 5,000,000 shares authorized, none issued
Common Stock, $.001 par value, 45,000,000 shares
authorized, 13,871,839 shares and 11,597,580 shares issued
and outstanding, respectively	13,872	11,597
Additional paid in capital	2,533,705	1,254,981
Deficit accumulated	(2,576,326)	(1,095,371)

Total Stockholders' Equity	(28,749)	171,207
Total Liabilities & Stockholders' Equity	$277,096	$299,995

See notes to financial statements.

PURAMED BIOSCIENCE, INC.

Statements of Operations

	Year Ended June 30, 2010	Year Ended June 30, 2009
Total Net Revenues	$32,176	$-

Total Cost of Sales	13,889	-

Gross Profit	18,287	-

Operating Expenses
Selling, general and administrative expenses	65,667	51,721
Amortization and depreciation expense	48,780	48,430
Professional fees	139,759	125,875
Marketing and advertising expense	716,344	60,058
Research and development	109,485	7,966
Salaries	48,081	39,837
Officer's salaries	192,000	192,000

Total Operating Expenses	1,320,116	525,887

Loss from Operations	(1,301,829)	(525,887)

Other Income/(Expense)
Interest income	382	886
Interest expense	(179,509)	-

Total Other Income/(Expense)	(179,127)	886

Net Loss	$(1,480,956)	$(525,001)

Loss per Common Share - Basic
and Diluted	$(0.11)	$(0.05)

Average number of common shares
outstanding basic and diluted	12,896,790	9,788,741

See notes to financial statements.

PURAMED BIOSCIENCE, INC.

Statements of Stockholders’ Equity

	Common Stock		Additional	Deficit
	Shares	Amount	Paid In Capital	Accumulated	Total
Balances at July 1, 2008	6,015,604	$6,015	$712,878	$(570,370)	$148,523

Stock issued for services
@ .30 per share	110,000	110	32,890	-	33,000
Stock issued for note conversion
@ .15 per share	1,803,901	1,804	268,781	-	270,585
Stock issued for note conversion
@ .06 per share	68,334	68	4,032	-	4,100
Stock issued @ .06	3,000,000	3,000	177,000	-	180,000
Stock issued for directors' fees
@ .10 per share	600,000	600	59,400
Net loss				(525,001)	(525,001)
Balances at June 30, 2009	11,597,839	11,597	1,254,981	(1,095,371)	171,207

Stock issued @ $0.25 per share	1,084,000	1,085	269,915	-	271,000
Stock issued @ $0.50 per share	200,000	200	47,779	-	47,979
Stock issued for services
@ $0.25 per share	600,000	600	149,400	-	150,000
Stock issued for services
@ $0.50 per share	220,000	220	109,780	-	110,000
Stock issued for services
@ $1.00 per share	170,000	170	169,830	-	170,000
Stock warrants issued	-	-	532,020	-	532,020
Net loss				(1,480,956)	(1,480,956)
Balances at June 30, 2010	13,871,839	$13,872	$2,533,705	$(2,576,327)	$(28,750)

See notes to financial statements.

PURAMED BIOSCIENCE, INC.

Statements of Cash Flows

	Year Ended June 30, 2010	Year Ended June 30, 2009
Cash Flows from operating activities
Net Loss	$(1,480,956)	$(525,001)

Changes in non cash working capital items:
Stock issued for services	430,000	33,000
Stock issued for director fees	-	60,000
Depreciation	776	425
Amortization	48,004	48,005
Accretion on discount on convertible bond	86,176	-
Beneficial conversion feature	70,000	-
Changes in Operating assets and liabilities:
Accounts receivable	(101)	-
Inventory	(25,453)	(378)
Prepaid expenses	458	(381)
Accounts payable	7,285	4,356
Accrued wages - Officers	(76,695)	185,158
Accrued expenses	290	(629)

Net cash used for operating activities	(940,216)	(195,445)

Cash Flows from investing activities
Patent acquisition costs	(20,338)	(13,674)
Purchase of property and equipment	(2,095)	(580)
Trademark acquisition costs	(3,190)	(2,509)

Net cash used for investing activities	(25,623)	(16,763)

Cash Flows from financing activities
Convertible bond proceeds	570,000	-
Loans from officers	-	84,600
Repayments to Officers for related party loans	-	(15,000)
Proceeds from sale of stock	371,000	180,000

Net cash provided by financing activities	941,000	249,600

Net increase (decrease) in cash	(24,839)	37,392

Cash at Beginning of Period	38,670	1,278

Cash at End of Period	$13,831	$38,670

Supplemental disclosures of noncash investing and financing activities and other cash flow information:
Stock issued for debt and accrued wages	$-	$274,685
Stock warrants issued with convertible debt	$188,999	$-
Interest paid with cash	$23,333	$-

See notes to financial statements.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2010 and 2009

A.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PuraMed Bioscience, Inc was incorporated as a Minnesota corporation during May 2006 as a subsidiary of Wind Energy America, Inc. (formerly Dotronix, Inc.) As of April 12, 2007 the Company was spun-off from its parent company. PuraMed Bioscience, Inc. operates from one location in central Wisconsin. The Company is in the business of developing proprietary non-prescription drugs with unique delivery systems.

PuraMed was incorporated to complete development of certain over-the-counter (OTC) non-prescription medicinal or healthcare products, including PuraMed Migraine, a migraine headache remedy, and PuraMed Sleep, a sleep inducing remedy for insomnia. Past development of these PuraMed OTC products was conducted by PuraMed’s two principal officers, Russell Mitchell and James Higgins.

This is the first quarter that we stopped reporting as a Development Stage Company and began reporting as a Smaller Reporting Company. PuraMed entered the U.S. OTC medicine marketplace commercially in December 2009 by employing “direct to consumer” marketing via a 120-second Television commercial.  A “direct to consumer” print campaign is scheduled for September 2010 which will be followed by broad retail distribution through chain drugs stores, mass merchandisers, and food store chains. PuraMed is currently preparing its initial chain drug store commercial launch of its principal product Lipigesic™ M.  Once the market for the Lipigesic™ M Migraine Headache product is established, the LipiGesic™ PM for Insomnia and LipiGesic™ H for Tension Headaches will be launched commercially.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. The carrying value of the Company’s investments in PuraMed BioScience products represent significant estimates. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Revenue Recognition Policy

Revenue is recorded on the accrual basis and is records revenues when the following fundamental criteria are met:  (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured.

Fair Value of Financial Instruments

Cash, receivables, revolving debt, accounts payable, and accrued liabilities are carried at amounts that reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest that are consistent with current market rates.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated lives are three years for computer software and five years for computer hardware.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2010 and 2009

A.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Lipigesic™ Products

Lipigesic™ products consist primarily of the cost of trade secrets, formulas, scientific and manufacturing know-how, trade names, marketing material and other intellectual property and are amortized on a straight-line basis over an estimated life of seven years.

Amortization expense is expected to be $48,004 each year through 2013 and $36,003 for 2014.

The carrying value is reviewed periodically or when factors indicating impairment are present. The impairment loss is measured as the amount by which the carrying value of the assets exceeds the fair value of the assets. The Company believes that no impairment exists at June 30, 2010.

Intangible Assets

Intangible assets consist of legal fees to acquire our trademarks. As of June 30, 2010, the trademark applications have been completed and we are waiting for approval, therefore no amortization has been recorded.

In addition to the trademarks, the Company has completed and filed its final patent application on Lipigesic™ M. We are waiting for approval from the US Patent and Trademark Office, therefore no amortization has been recorded.

Research and Development

Research and development costs are expensed as incurred. Assets that are required for research and development activities, and have alternative future uses, in addition to its current use, are included in equipment and depreciated over their estimated useful lives.

Loss per common share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted loss per common share assumes the exercise of stock options and warrants using the treasury stock method, if dilutive.

Stock Based Compensation

The Company accounts for equity instruments issued to non-employees for services and goods under Equity Based Payments to Non-Employees (Topic 505), the equity instruments issued for services or goods are for common shares. These shares or warrants are fully vested, non-forfeitable and fully paid or exercisable at the date of grant and require no future performance commitment by the recipient. The Company expenses the fair market value of these securities over the period in which the Company receives the related services.

Reclassifications

During the year ended June 30, 2008, the Company’s common stock was assigned a par value of $.001. All of the common stock presentations have been reclassified to represent the correct par value presentation.

Reclassifications to the 2009 balances were performed for account groupings on the financial statements in order to more accurately present the professional fees and advertising and marketing expenses, and deferred income taxes and resulting valuation allowance.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2010 and 2009

A.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In August of 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2010-22, Accounting for Various Topics, Technical Corrections to SEC Paragraphs, and Update No. 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules Amendments to SEC Paragraphs Pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies (SEC Update).  In April of 2010, the Financial Accounting Standards Board (FASB) issued Accounting

Standards Update No. 2010-12, Income Taxes (Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts (SEC Update). In February of 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements, and Update No. 2010-08, Technical Corrections to Various Topics. In January of 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2010-04, Accounting for Various Topics, Technical Corrections to SEC Paragraphs (SEC Update).  Adoption of any of these Updates will have no impact on the Company’s financial reporting.  Should any of these updates pertain to the Company, it will comply with its requirements for reporting.

B.	FINANCING ARRANGEMENTS, MANAGEMENT PLANS, AND GOING CONCERN CONSIDERATIONS

Financing Arrangements

As of June 30, 2010, the Company had cash of $13,831 and a working capital deficit of $84,883. Short-term debt accounted for $70,000 and accrued officers’ salaries accounted for $33,003.

We intend to raise the funds needed to implement our plan of operation through both private sales of debt and equity securities. There is no assurance, however, that we will be successful in raising the necessary capital to implement our business plan, either through debt or equity sources.

The Company incurred net losses of $1,480,956 and $525,001, for the years ending June 30, 2010 and 2009, respectively.

Going Concern

At June 30, 2010, the Company had negative working capital of $84,883 and minimal funds needed to accomplish its planned business strategy or support its projected expenses. The Company plans to obtain the needed working capital primarily through sales of its common stock, which there is no assurance it will be able to accomplish. If the Company cannot obtain substantial working capital through common stock sales or other sources (if any), it will be forced to curtail its planned business operations. If the Company is unable to obtain additional financing, its ability to continue as a going concern is doubtful.

C.	INVENTORY

Inventory consists of raw materials and finished goods.  Raw materials are the components, including boxes, inserts, liquid medicine and packaging materials that have not been combined into the final product, ready for sale.  Finished goods are the final product, available for sale.  The following is inventory as of June 30, 2010 and 2009:

	2010	2009
Raw Materials	$8,659	$378
Finished Goods	7,172	0
Total Inventory	$25,831	$378

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2010 and 2009

D.	NOTES PAYABLE TRANSACTIONS

On November 13, 2009, the Company issued a convertible bond payable for $500,000.  The bond has an annual interest rate of 8% paid monthly and matures in three years (11/13/2012).  The note was also issued with 75,000 warrants to purchase a share of common stock per warrant at $0.75.  The note is convertible immediately through maturity at $1.00 per share or 500,000 shares of common stock, which created a beneficial conversion feature.  The amount of the beneficial conversion feature was recorded as a discount and will be accredited over the life of the debt.  The warrants issued in conjunction with this note have a three year term, includes a cashless exercise option and are exercisable at $0.75 per share.  The Company performed a valuation of these warrants using the Black-Scholes model, which resulted in a valuation of $104,999.  The following assumptions were used: market price of $1.40, exercise price of $0.75, term of 3 years, interest rate of 1.02%, a dividend rate of 0% and volatility of 510.49%.

On May 3, 2010, the Company issued a convertible bond payable for $70,000.  The bond has an annual interest rate of 8% which accrues monthly and matures in nine months (February 3, 2011).  Using the stated conversion rate, a beneficial conversion feature of $70,000 was calculated and recorded immediately because the note was convertible at anytime.  The following assumptions were used:  market price of $0.99, conversion rate of $0.45, term of nine months and an annual interest rate of 8%.

E.	RELATED PARTY TRANSACTIONS

From November 2007 through June 2009, Russell Mitchell, a principal shareholder, loaned the Company a total of $69,685 for working capital purposes, for which he received a promissory note bearing an interest rate of 4% and is payable on demand. As of June 30, 2009, $62,685 was converted to common stock and $7,000 was repaid. Mr. Mitchell elected to waive the 4% interest.

From January 2008 through June 2009, James Higgins, a principal shareholder, loaned the Company a total of $92,000 for working capital purposes, for which he received a promissory note bearing an interest rate of 4% and is payable on demand. As of June 30, 2009, $84,000 was converted to common stock and $8,000 was repaid. Mr. Higgins elected to waive the 4% interest.

F.	STOCKHOLDER'S EQUITY

During February-March 2009, the Board of Directors authorized the sale of 3,000,000 shares of restricted common stock to two private individual at a price of $0.06 per share.

On March 9, 2009, the Board of Directors authorized the conversion of notes payable in the amount of $4,100 to Mr. Mitchell into PuraMed common stock at a rate of $0.06 per share. This resulted in an issuance of 68,334 shares of common stock.

On May 21, 2009, the Company issued 600,000 shares of PuraMed common stock based on $.10 per share to be divided equally among its board of directors in consideration for their serving on the Board of Directors.

During the year ended June 30, 2010, the Company sold 1,084,000 shares of restricted common stock to twenty-five private individual investors at a rate of $0.25 per share.

The Company issued common stock for services to employees and certain contractors valued at $430,000 for the year ending June 30, 2010.

From July 1, 2009 to December 31, 2009, the Company issued 600,000 shares of restricted common stock to four individuals and three companies for services at a rate of $0.25 per share.

On April 2, 2010, the Company issued 25,000 shares of restricted common stock to two investment groups to terminate an agreement.  Each group was issued 12,500 shares at a rate of $0.50 per share.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2010 and 2009

F.	STOCKHOLDER'S EQUITY (Continued)

On May 7, 2010 the Company issued 15,000 shares of PuraMed common stock based on $0.50 per share to Lincoln Park Capital Fund, LLC.  This stock was paid to Lincoln Park to cover legal expenses associated with completing the documentation necessary for an S-1 stock registration.

On May 7, 2010, the Company issued 30,000 shares of PuraMed common stock based on $0.50 per share to an independent consultant.  The 30,000 shares represent a one time payment to engage the consultant in the areas of providing market awareness services, business advisory, shareholder information and public relations.

On May 24, 2010, the Company signed a $5 million purchase agreement with Lincoln Park Capital Fund, LLC (LPC).  PuraMed received $100,000 under the $5 million dollar commitment in exchange for 200,000 shares of our restricted common stock and Warrants to purchase 100,000 shares of our common stock at an exercise price of $1.25 per share and warrants to purchase 100,000 shares of our common stock at $1.75.  We also entered into a registration rights agreement with LPC whereby we agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission ("SEC") covering the shares that have been issued or may be issued to LPC under the purchase agreement. Pursuant to this registration statement which was effective with the SEC on June 24, we have the right over a 30-month period to sell our shares of common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the purchase agreement, up to the aggregate commitment of $5 million.  In consideration for entering into the $5 million agreement which provides for an additional $4.9 million of future funding, we issued to LPC 150,000 shares of our common stock as a commitment fee and shall issue an equivalent amount of shares pro rata as LPC purchases the additional $4.9 million.  Additional information is contained in the Company’s 8-K filing with the Securities and Exchange Commission dated May 28, 2010.

The following table summarizes our warrant activities for the twelve months ended June 30, 2010:

	Shares	Weighted Average Exercise Price
Outstanding at July 1, 2009	0	$0.00
Issued	275,000	$1.36
Exercised	0	$0.00
Cancelled or expired	0	$0.00
Outstanding at June 30, 2010	275,000	$1.36

On June 10, 2010, the Company issued 170,000 shares of common stock to Media4Equity.  The initial 150,000 shares, priced at $1.00 per share, were compensation shares due initially at the beginning of the contract.  The additional 20,000 shares represent the cost for the monthly execution fee starting on June 15, 2010, and continuing through the term of the agreement. This fee can be paid in cash, stock or a combination thereof.  For the purposes of the agreement the minimum stock price is $1.00 per share and the maximum stock price is based on a calculation using the closing market price of the stock.  Media4Equity promotes companies by writing and placing newspaper articles in major newspapers across the nation.  The agreement has a term of twelve (12) months and it calls for $2 million in advertising based on the placement of the news articles in conjunction with the papers standard rate card.

G.	INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes,” which provides for an asset and liability approach to accounting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. The valuation allowances have been established to offset net deferred tax assets due to the uncertainty of their realization.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2010 and 2009

G.	INCOME TAXES (Continued)

A reconciliation of estimated income tax expense (benefit) to the amount of computed using statutory federal rates is as follows:

	Year Ended June 30,
	2010	2009
Tax benefit at federal statutory rate of 35%	$(518,335)	$(183,750)
State taxes net of federal benefit	(74,048)	(26,250)
Permanent and other differences	2,640	0
Change in valuation allowance	589,743	210,000
Provision	$0	$0

No deferred income taxes have been provided for the temporary differences between the financial reporting and income tax basis of the Company due to the valuation allowances outlined below:

	Year Ended June 30,
	2010	2009
	Asset (Liability)	Asset (Liability)
Deferred tax asset - Net operating loss carry forward	$979,576	$370,173
Deferred tax asset – Depreciation	10,218	0
Deferred tax asset – Accrued officer salaries	40,097	69,975
Valuation allowance	(1,029,891)	(440,148)
Net deferred tax asset	$0	$0

The Company has estimated federal and state net operating loss carryforwards of $2,448,941 expiring in the years 2025 through 2028. The estimated tax benefit of these net operating loss carryforwards, based on an effective combined federal and state rate of 40% is $979,576 and $370,173 for the years ending June 30, 2010 and 2009 respectively. The Company has established a valuation allowance equal to the amount of cumulative tax assets. Accordingly, no net deferred tax assets, nor any current or deferred tax benefits, have been recognized at June 30, 2010.

H.	SUBSEQUENT EVENTS

The Company entered into an agreement on June 21, 2010, in which the Company issued a convertible bond payable for $30,000.  Cash for this bond was not received until July 2, 2010.  The bond has an annual interest rate of 8% which accrues monthly and matures in nine months (March 21, 2011).  Using the stated conversion rate, a beneficial conversion feature of $30,000 was calculated and recorded immediately because the note was convertible at anytime.  The following assumptions were used:  market price of $0.70, conversion rate of $0.34, term of nine months and an annual interest rate of 8%.

On July 12, 2010, the Company agreed to provide 30,000 total shares of PuraMed common stock based on $0.50 per share to an independent consultant.  The 30,000 shares represent a total payment to engage the consultant in the areas of providing market awareness services, business advisory, shareholder information and public relations.  The terms of the agreement call for 10,000 shares per month and the term of the agreement is for three months.  A total of 10,000 shares have been paid to date.

On August 2, 2010, pursuant to the S-1 Registration, the Company sold 33,784 shares of common stock at a price of $0.74 each, for total proceeds of $15,000 to Lincoln Park Capital, LLC.  In addition 765 shares were provided to Lincoln Park Capital, LLC as financing commitment shares. This leaves 1,616,216 registered shares available for future sales pursuant to the effective S-1 Registration Statement.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2010 and 2009

H.	SUBSEQUENT EVENTS (Continued)

On August 24, 2010, pursuant to the S-1 Registration, the Company sold an additional 30,000 shares of common stock at a price of $0.50 each, for total proceeds of $15,000 to Lincoln Park Capital, LLC.  In addition 459 shares were provided to Lincoln Park Capital, LLC as financing commitment shares. This leaves 1,586,216 registered shares available for future sales pursuant to the effective S-1 Registration Statement.

On August 26, 2010 the Company issued Media4Equity 20,000 shares of restricted common stock as compensation for the second month of our consulting contract with Media4Equity.

PURAMED BIOSCIENCE, INC.

1,622,486 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of This Prospectus is _____________, 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Transfer Agent Fees	$500*
Accounting fees and expenses	$500*
Legal fees and expense	$4,975
Blue Sky fees and expenses	$0
Total	$6,975*

*estimate

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Minnesota Statutes provide the Company will indemnify its officers and directors for costs and damages incurred in connection with the defense of lawsuits or other proceedings where the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in the best interests of the Company, unless the officer or director was found negligent or conducting misconduct in the performance of duty.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors and officers under Minnesota law or otherwise, the Company understands that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On February 25, 2009, the Board of Directors authorized the sale of 2,000,000 shares of restricted common stock to a private individual at a price of $0.06 per share.

On March 20, 2009, the Board of Directors authorized the sale of 1,000,000 shares of restricted common stock to a private individual at a price of $0.06 per share.

During the three months from July 2009 through September 2009, the Company sold 518,000 shares of restricted common stock to seven private individual investors at a rate of $0.25 per share.

During the three months from October 2009 through December 2009, the Company sold 566,000 shares of restricted common stock to eighteen private individual investors at a rate of $0.25 per share.

Effective November 13, 2009, we obtained $500,000 in debt financing through a private placement of a Convertible Bond sold to an accredited individual investor. The term of this bond is three years, interest is payable monthly at 8% per annum, and no payment of principal is due until its maturity in November 2012. The bond is convertible anytime during its term into common stock of the Company on the basis of $1.00 per share. In addition, we issued the investor a stock purchase warrant to purchase 75,000 shares of common stock of the Company at $.75 per share exercisable anytime in whole or in part until expiration of its three-year term.

On May 7, 2010, the Company issued 30,000 shares of the Company’s common stock based on $0.50 per share to an independent consultant.  The 30,000 shares represent a one-time payment to engage the consultant in the areas of providing market awareness services, business advisory, shareholder information and public relations.

On May 24, 2010, the Company signed a $5 million purchase agreement with Lincoln Park Capital Fund, LLC (LPC).  The Company received $100,000 under the $5 million dollar commitment in exchange for 200,000 shares of our restricted common stock and Warrants to purchase 100,000 shares of our common stock at an exercise price of $1.25 per share and warrants to purchase 100,000 shares of our common stock at $1.75.  We also entered into a registration rights agreement with LPC whereby we agreed to file a registration statement related to the transaction with the SEC covering the shares that have been issued or may be issued to LPC under the purchase agreement. Pursuant to this registration statement which was effective with the SEC on June 24, we have the right over a 30-month period to sell our shares of common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the purchase agreement, up to the aggregate commitment of $5 million.  In consideration for entering into the $5 million agreement which provides for an additional $4.9 million of future funding, we issued to LPC 150,000 shares of our common stock as a commitment fee and shall issue an equivalent amount of shares pro rata as LPC purchases the additional $4.9 million.  Additional information is contained in the Company’s 8-K filing with the Securities and Exchange Commission dated May 28, 2010.

During August to October 2010, pursuant to the S-1 Registration, the Company sold a total of 174,760 shares of common stock at prices ranging from $0.41 to $0.74 per share, for total proceeds of $90,000 to Lincoln Park Capital, LLC.  In addition 2,754 shares were provided to Lincoln Park Capital, LLC as financing commitment shares. This leaves 1,475,475 registered shares available for future sales pursuant to the effective S-1 Registration Statement.

During the quarter ended December 31, 2010, the Company sold 70,000 shares of restricted common stock with warrants for $10,500, $7,000 for stock and $3,500 for the warrants, to a private investor at a rate of $0.30 per unit, of which there are two shares per unit.

During the quarter ended December 31, 2010, the Company sold 66,667 shares of restricted common stock for $10,000, to a private investor at a rate of $0.15 per share.

During the quarter ended March 31, 2011, the Company sold 20,000 shares of common stock for $3,000 to a private investor at a rate of $0.15 per share.

During the quarter ended March 31, 2011, the Company sold 174,000 shares of restricted common stock with warrants for $26,100, $17,400 for stock and $8,700 for the warrants, to a private investor at a rate of $0.30 per unit, of which there are two shares and one warrant per unit.

From April 1, 2011 to July 27, 2011, the Company sold 1,401,000 shares of restricted common stock to 40 private investors at a rate of $0.25 per share.

We issued these shares in reliance on the safe harbor provided by Regulation D Rule 506 promulgated under Section 4(2) of the Securities Act of 1933, as amended.  These stockholders who received the securities representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Our management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon our management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

3.1	Articles of Incorporation (as filed with the Company’s Registration Statement on Form 10-SB, as filed with the SEC on August 16, 2007)

3.2	Amended Articles of Incorporation (as filed with the Company’s Annual Report on Form 10-K for the year ended June 30, 2009, as filed with the SEC on September 25, 2009)

3.3	By-Laws (as filed with the Company’s Registration Statement on Form 10-SB, as filed with the SEC on August 16, 2007)

4.1	Warrant, dated May 24, 2010 (as filed with the Company’s Current Report on Form 8-K, filed with the SEC on May 28, 2010)

5.1	Opinion of Lucosky Brookman LLP*

10.1	Distribution Agreement for Spin-Off (as filed with the Company’s Current Report on Form 8-K of parent company Dotronix, filed with the SEC on March 20, 2007)

10.2
Purchase Agreement by and between PuraMed BioScience, Inc. and Lincoln Park Capital Fund, LLC dated as of May 24, 2010 (as filed with the Company’s Current Report on Form 8-K, filed with the SEC on May 28, 2010)

10.3
Registration Rights Agreement by and between PuraMed BioScience, Inc. and Lincoln Park Capital Fund, LLC dated as of May 24, 2010 (as filed with the Company’s Current Report on Form 8-K, filed with the SEC on May 28, 2010)

23.1	Consent of Auditor*

23.2	Consent of Counsel (included in exhibit 5 herewith)*
_______________
* filed herewith

UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Schofield, State of Wisconsin, on August 11 , 2011.

PURAMED BIOSCIENCE INC.

By:	/s/ Russell W. Mitchell
Name: Russell W. Mitchell
Title: Chief Executive Officer
(Principal Executive Officer)

By:	/s/ James W. Higgins
Name: James W. Higgins
Title: Chief Financial Officer
(Principal Financial Officer)
(Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Russell W. Mitchell	Chief Executive Officer, Chairman	August 11, 2011
Russell W. Mitchell

/s/ James W. Higgins	Chief Financial Officer, Chief Operating	August 11, 2011
James W. Higgins	Officer, Director